UNITED STATES SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549
Form 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event report): July 5, 2006
JDA SOFTWARE GROUP, INC.
(Exact name of registrant as specified in charter)

Delaware	0-27876	86-0787377
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.

14400 North 87th Street, Scottsdale, Arizona	85260-3649
(Address of principle executive offices)	(Zip Code)
(480) 308-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EX-23.1

This Form 8-K/A amends the Form 8-K of JDA Software Group Inc. (“JDA”) dated July 5, 2005 and filed with the Securities and Exchange Commission on July 6, 2006. That Form 8-K reported under Item 2.01 the acquisition of Manugistics Group Inc. (“Manugistics”), pursuant to the terms of the previously reported Agreement and Plan of Merger (the Merger Agreement), dated as of April 24, 2006, by and between JDA Software Group, Inc., Stanley Acquisition Corp. and Manugistics Group, Inc. This report provides the financial statements and the pro forma financial information as required under Item 9.01.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(a)	Financial Statements of Businesses Acquired:

Consolidated Financial Statements of Manugistics Group, Inc. and Subsidiaries

Interim Consolidated Financial Statements of Manugistics Group, Inc. and Subsidiaries

(b)	Pro Forma Financial Information.

(c)	Not applicable

(d)	Exhibits
2.1	Agreement and Plan of Merger by and between JDA Software Group, Inc., Stanley Acquisition Corp. and Manugistics Group, Inc. dated April 24, 2006.*

2.2	Voting Agreement by and among JDA Software Group, Inc., Manugistics Group, Inc. and other parties signatory thereto dated as of April 24, 2006.*

3.1	Certificate of Designation of rights, preferences, privileges and restrictions of Series B Convertible Preferred Stock of JDA Software Group, Inc. filed with the Secretary of State of the State of Delaware on July 5, 2006.**

4.1	Credit Agreement dated as of July 5, 2006, among JDA Software Group, Inc., Manugistics Group, Inc., Citicorp North America, Inc., Citibank, N.A., Citigroup Global Markets Inc., UBS Securities LLC and Wells Fargo Foothill, LLC and the Lenders named therein.**

10.1	Preferred Stock Purchase Agreement by and among JDA Software Group, Inc. and Funds Affiliated with Thoma Cressey Equity Partners Inc. dated as of April 23, 2006.*

10.2	Registration Rights Agreement between JDA Software Group, Inc. and Funds Affiliated with Thoma Cressey Equity Partners Inc. dated as of April 23, 2006.*

23.1	Consent of Independent Registered Public Accounting Firm – Deloitte & Touche LLP.

99.1	Press release dated July 6, 2006 (JDA Software Completes Manugistics Acquisition).**

*	Incorporated by reference to the same numbered exhibit to the Company’s current report on Form 8-K/A (Amendment No. 1) dated April 24, 2006 as filed with the Security and Exchange Commission on April 27, 2006.

**	Incorporated by reference to the same numbered exhibit to the Company’s current report on Form 8-K dated July 5, 2006, as filed with the Securities and Exchange Commission on July 6, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDA Software Group, Inc.

Date: September 18, 2006	By:	/s/ Kristen L. Magnuson

Kristen L. Magnuson Executive Vice President and
Chief Financial Officer

FINANCIAL STATEMENTS OF BUSINESSESS ACQUIRED
MANUGISTICS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
Years ended February 28, 2004, 2005 and 2006
 F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Manugistics Group, Inc.
Rockville, Maryland
     We have audited the accompanying consolidated balance sheets of Manugistics Group, Inc. and subsidiaries (the “Company”) as of February 28, 2006 and 2005, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended February 28, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Manugistics Group, Inc. and subsidiaries as of February 28, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2006, in conformity with accounting principles generally accepted in the United States of America.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of February 28, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 14, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
May 14, 2006

MANUGISTICS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	February 28,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$79,538	$80,342
Marketable securities	61,189	49,636

Total cash, cash equivalents and marketable securities	140,727	129,978
Account receivable, net of allowance for doubtful accounts of $4,205 and $7,605 at February 28, 2006 and February 28, 2005, respectively	41,183	45,659
Other current assets	8,474	10,890

Total current assets	190,384	186,527

NON-CURRENT ASSETS:
Property and equipment, net of accumulated depreciation	13,682	15,795
Software development costs, net of accumulated amortization	8,311	14,390
Long-term investments	—	5,911
Goodwill	185,818	185,658
Acquired technology, net of accumulated amortization	4,405	13,816
Customer relationships, net of accumulated amortization	3,582	9,335
Other intangibles and non-current assets, net of accumulated amortization	7,129	8,848

TOTAL ASSETS	$413,311	$440,280

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,062	$7,117
Accrued compensation	5,947	2,858
Accrued exit and disposal obligations	5,367	8,032
Deferred revenue	39,628	43,173
Other current liabilities	12,607	19,814

Total current liabilities	69,611	80,994

NON-CURRENT LIABILITIES:
Convertible debt	175,500	175,500
Accrued exit and disposal obligations	9,961	13,799
Long-term debt and capital leases	910	1,668
Other non-current liabilities	3,406	3,573

Total non-current liabilities	189,777	194,540

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value per share, 4,620 shares authorized; none outstanding	—	—
Common stock, $.002 par value per share; 300,000 shares authorized; 84,161 and 83,869 issued and outstanding at February 28, 2006 and 2005, respectively	168	168
Additional paid-in capital	780,949	780,306
Deferred compensation	(1,063)	(3,044)
Accumulated other comprehensive income	2,861	4,065
Accumulated deficit	(628,992)	(616,749)

Total stockholders’ equity	153,923	164,746

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$413,311	$440,280

See accompanying Notes to Consolidated Financial Statements.

MANUGISTICS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share data)

	For the year ended
	February 28 or 29,
	2006	2005	2004
REVENUE:
Software license	$27,480	$36,203	$73,766
Support	86,493	84,050	86,593
Services	56,121	64,933	73,254
Reimbursed expenses	6,098	7,920	9,432

Total revenue	176,192	193,106	243,045

OPERATING EXPENSES:
Cost of revenue:
Cost of software license	14,900	14,213	15,851
Amortization of acquired technology	5,678	13,207	14,210

Total cost of software license	20,578	27,420	30,061

Cost of services and support	60,846	73,694	80,306
Cost of reimbursed expenses	6,098	7,920	9,432
Non-cash stock-option compensation expense for cost of services and support	—	75	865

Total cost of services and support	66,944	81,689	90,603

Sales and marketing	38,556	52,662	66,061
Non-cash stock-option compensation expense for sales and marketing	—	26	456

Total cost of sales and marketing	38,556	52,688	66,517

Product development	27,517	32,404	36,233
Non-cash stock-option compensation expense for product development	—	15	140

Total cost of product development	27,517	32,419	36,373

General and administrative	19,876	22,110	25,060
Non-cash stock-option compensation expense for general and administrative	—	52	338

Total cost of general and administrative	19,876	22,162	25,398

Amortization of intangibles	5,753	6,648	4,674
Asset impairment	3,733	—	—
Exit and disposal activities	3,299	17,312	18,627

Total operating expenses	186,256	240,338	272,253

LOSS FROM OPERATIONS	(10,064)	(47,232)	(29,208)
DEBT CONVERSION EXPENSE	—	—	(59,823)
OTHER EXPENSE, NET	(5,789)	(7,314)	(13,455)

LOSS BEFORE INCOME TAXES	(15,853)	(54,546)	(102,486)
(BENEFIT) PROVISION FOR INCOME TAXES	(3,610)	725	1,314

NET LOSS	$(12,243)	$(55,271)	$(103,800)

BASIC AND DILUTED LOSS PER SHARE	$(0.15)	$(0.67)	$(1.43)
SHARES USED IN BASIC AND DILUTED LOSS PER SHARE COMPUTATION	82,417	81,913	72,715
COMPREHENSIVE LOSS:
Net loss	$(12,243)	$(55,271)	$(103,800)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1,429)	806	4,622
Unrealized gains (losses) on securities	225	(356)	80

Total other comprehensive (loss) income	(1,204)	450	4,702

TOTAL COMPREHENSIVE LOSS	$(13,447)	$(54,821)	$(99,098)

See accompanying Notes to Consolidated Financial Statements.

MANUGISTICS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

					Accumulated
	Common Stock		Additional		Other
		Par	Paid-in	Deferred	Comprehensive	Accumulated
	Shares	Value	Capital	Compensation	Income (Loss)	(Deficit)	Total
BALANCE, FEBRUARY 28, 2003	70,104	$140	$633,801	$(3,094)	$(1,087)	$(457,678)	$172,082
Issuance of common stock—employee stock purchase plan	212	1	470	—	—	—	471
Issuance of common stock—debt conversion	9,726	19	134,308	—	—	—	134,327
Issuance of common stock—restricted stock	205	1	1,341	(1,081)	—	—	261
Exercise of stock options	1,726	3	8,074	—	—	—	8,077
Deferred financing fees reclassification—debt conversion	—	—	(1,293)	—	—	—	(1,293)
Stock option-based compensation benefit	—	—	(732)	2,531	—	—	1,799
Deferred stock-based compensation related to acquisitions and other	—	—	—	234	—	—	234
Translation adjustment	—	—	—	—	4,622	—	4,622
Net change in unrealized gain / loss on marketable securities and long-term investments	—	—	—	—	80	—	80
Net loss	—	—	—	—	—	(103,800)	(103,800)

BALANCE, FEBRUARY 29, 2004	81,973	$164	$775,969	$(1,410)	$3,615	$(561,478)	$216,860

Issuance of common stock—employee stock purchase plan	163	1	293	—	—	—	294
Issuance of common stock—restricted stock, net	1,573	3	3,069	(3,093)	—	—	(21)
Exercise of stock options	160	—	579	—	—	—	579
Stock option-based compensation expense	—	—	34	134	—	—	168
Deferred stock-based compensation related to restricted stock and other	—	—	—	1,325	—	—	1,325
Warrant amortization (See Note 9)	—	—	362	—	—	—	362
Translation adjustment	—	—	—	—	806	—	806
Net change in unrealized gain / loss on marketable securities and long-term investments	—	—	—	—	(356)	—	(356)
Net loss	—	—	—	—	—	(55,271)	(55,271)

BALANCE, FEBRUARY 28, 2005	83,869	$168	$780,306	$(3,044)	$4,065	$(616,749)	$164,746

Issuance of common stock—employee stock purchase plan	286	—	462	—	—	—	462
Issuance of common stock—restricted stock, net	9	—	(226)	226	—	—	—
Deferred stock-based compensation	—	—	—
related to restricted stock and other	(3)	—	29	1,755	—	—	1,784
Warrant amortization (See Note 9)	—	—	378	—	—	—	378
Translation adjustment	—	—	—	—	(1,429)	—	(1,429)
Net change in unrealized gain / loss on marketable securities and long-term investments	—	—	—	—	225	—	225
Net loss	—	—	—	—	—	(12,243)	(12,243)

BALANCE, FEBRUARY 28, 2006	84,161	$168	$780,949	$(1,063)	$2,861	$(628,992)	$153,923

See accompanying Notes to Consolidated Financial Statements.

MANUGISTICS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended
	February 28 or 29,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,243)	$(55,271)	$(103,800)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	27,870	37,825	37,046
Amortization of debt issuance costs	899	904	1,175
Exit and disposal activities	3,299	17,312	18,627
Asset impairment charge	3,733	—	—
Debt conversion expense	—	—	59,823
Non-cash stock-option compensation expense	—	168	1,799
Bad debt expense	(1,091)	4,044	256
Other	2,118	2,103	769
Changes in assets and liabilities:
Accounts receivable	5,457	6,041	8,109
Other assets	2,118	1,158	(4,020)
Accounts payable	(1,055)	(3,251)	630
Accrued compensation	3,089	(3,322)	(976)
Other liabilities	(6,825)	(204)	(3,143)
Accrued exit and disposal obligations	(9,688)	(12,677)	(9,830)
Deferred revenue	(3,157)	(335)	360

Net cash provided by (used in) operating activities	14,524	(5,505)	6,825

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired	—	—	1,968
Restricted cash	—	—	12,980
Sales of marketable securities	61,491	76,105	66,296
Sales of long-term investments	—	3,170	—
Proceeds from sale of fractional shares of jet	—	1,958	—
Purchases of property and equipment	(3,090)	(4,067)	(2,165)
Capitalization and purchases of software	(3,621)	(9,877)	(11,520)
Purchases of marketable securities	(66,551)	(56,025)	(92,592)
Purchases of long-term investments	—	(22,065)	(8,999)

Net cash used in investing activities	(11,771)	(10,801)	(34,032)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments of debt and capital lease obligations and debt issuance costs	(2,865)	(2,528)	(3,046)
Proceeds from exercise of stock options and employee stock plan purchases	463	877	8,548

Net cash (used in) provided by financing activities	(2,402)	(1,651)	5,502

EFFECTS OF EXCHANGE RATES ON CASH BALANCES	(1,155)	740	3,975

NET CHANGE IN CASH AND CASH EQUIVALENTS	(804)	(17,217)	(17,730)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	80,342	97,559	115,289

CASH AND CASH EQUIVALENTS, END OF PERIOD	$79,538	$80,342	$97,559

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$9,015	$9,087	$13,809

Cash paid for income taxes	$31	$132	$940

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of capital leases	$1,049	$1,963	$—

Issuance of restricted stock to employees	$505	$2,600	$1,300

Issuance of common stock in exchange for Notes (Note 9)	$—	$—	$74,500

See accompanying Notes to Consolidated Financial Statements.

MANUGISTICS GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES
The Company
     Manugistics Group, Inc. (the “Company”) is a leading global provider of demand-driven supply chain management software products and services. The Company combines its products and services to deliver solutions that address the specific demand-driven supply chain business needs of its clients. The Company’s approach to client delivery is to advise clients on how to best use its software and other technologies across their entire demand-driven supply chain. The Company’s solutions enable companies to reduce their operating costs, improve customer service and increase their top-line revenue by allowing them to plan, optimize and synchronize their entire demand-driven supply chain.
Basis of Presentation
     The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform to the current year financial statement presentation.
Use of Estimates
     The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the U.S. of America (“GAAP”), requires management to make estimates, judgments and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates. Significant items subject to such estimates and assumptions include revenue recognition, carrying amount and useful lives of long-lived assets, valuation allowances for accounts receivable and deferred tax assets, sublease income associated with exit and disposal plans, capitalized software development costs and loss contingencies, such as litigation, claims and assessments.
Cash and Cash Equivalents
     Cash and cash equivalents are comprised of amounts in operating accounts, money market investments and other short-term, highly liquid investments with original maturities of three months or less. In fiscal 2005, the Company reclassified prior year auction rate securities to available-for-sale securities (marketable securities) in accordance with Financial Accounting Standards No. 115 “Investments in Debt and Equity Securities” (“SFAS 115”). In prior years, auction rate securities were classified as cash equivalents due to the short period of time between auctions.
Marketable Securities
     The Company’s short-term marketable securities are classified as available-for-sale. These securities are recorded at fair value with unrealized gains and losses reported as a component of stockholders’ equity and comprehensive loss. Realized gains and losses on available-for-sale securities are computed using the specific identification method. As of February 28, 2006 and February 28, 2005, marketable securities consisted of investments in corporate debt, municipal bonds and other short-term investments which mature in one year or less. Marketable securities also consisted of investments in auction-rate securities, with auctions held monthly and maturity dates ranging from 2028 to 2043. Purchases of auction rate securities were $7.1 million and $29.1 million and sales of auction rate securities were $6.8 million and $60.5 million in fiscal 2006 and fiscal 2005, respectively, and are included in purchases and sales of marketable securities in the Consolidated Statement of Cash Flows.

Long-Term Investments
     The Company’s long-term investments are classified as available-for-sale. These investments are reported at fair value with unrealized gains and losses reported as a component of stockholders’ equity. Realized gains and losses on available-for-sale securities are computed using the specific identification method. As of February 28, 2005, long-term investments consisted of corporate debt securities and U.S. agency securities with original maturities in excess of one year. There were no long-term investments as of February 28, 2006.
Concentration of Credit Risk
     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments in marketable securities, long-term investments and trade accounts receivable. The Company has policies that limit investments to investment grade securities, limit the amount of credit exposure to any one issuer and maximum investment maturities, both individually and in aggregate. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. The Company does not require collateral or other security to support customers’ receivables since most of its customers are large, well-established companies. The Company’s credit risk is also mitigated because its customer base is diversified both by geography and industry and no single customer accounts for more than 10% of consolidated annual revenue for any period presented. The Company initially records a provision for doubtful accounts based on historical experience of write-offs and adjusts the allowance for doubtful accounts at the end of each reporting period based on a detailed assessment of accounts receivable. In estimating the allowance for doubtful accounts, management considers the age of the accounts receivable, the Company’s historical write-offs, the credit-worthiness of the customer, the economic conditions of the customer’s industry and general economic conditions, among other factors. Should any of these factors change, the estimates made by management will also change, which could affect the level of the Company’s future provision for doubtful accounts.
Property and Equipment
     Property and equipment is stated at cost. Office, furniture and equipment are depreciated on a straight-line basis over three to ten years. Information technology equipment and purchased software are depreciated on a straight-line basis over two to three years. Leasehold improvements are amortized over the shorter of the lease term or the useful life of the improvements. Repairs and maintenance costs are expensed as incurred. When assets are sold or retired, the related asset and accumulated depreciation amounts are removed from their respective accounts and any gain or loss is recognized in the Consolidated Statements of Operations and Comprehensive Loss.
Software Development Costs
     The Company capitalizes the development costs of software, other than internal use software, in accordance with Statement of Financial Accounting Standards No. 86 (“SFAS 86”), “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to clients. Software development costs are amortized at the greater of the amount computed using either:
(a)	the straight-line method over the estimated economic life of the product, commencing with the date the product is first available for general release; or

(b)	the ratio that current gross revenue bears to the total current and anticipated future gross revenue.
Intangible Assets and Goodwill
     Intangible assets include goodwill, acquired technology, customer relationships and software developed for internal use. Goodwill, which is equal to the excess of cost over the fair value of acquired net assets and identifiable intangible assets, has been recorded in conjunction with several of the Company’s business combinations. Goodwill recorded in business combinations prior to June 30, 2001 was amortized on a straight-

line basis through February 28, 2002 over five years (see Notes 6 and 14). Assembled workforce acquired in conjunction with certain of the Company’s purchase business combinations was amortized using the straight-line method through February 28, 2002 over two years. Acquired technology is amortized on a straight-line basis over four to six years. Customer relationships acquired in conjunction with certain of the Company’s business combinations are amortized using the straight-line method over five to seven years. In accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”), the Company ceased amortizing goodwill and assembled workforce, effective March 1, 2002.
Software Developed for Internal Use
     The Company capitalizes certain costs to develop internal use software in accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” These capitalized costs are amortized on a straight-line basis over a period of two to five years after completion or acquisition of the software. Software developed for internal use is included in other intangibles and non-current assets in the Consolidated Balance Sheets.
Impairment of Long-Lived Assets
     The Company assesses the impairment of long-lived assets, including property and equipment, identifiable intangible assets and software developed for internal use, whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. When the Company determines that the carrying value of such assets may not be recoverable, it measures recoverability based on the undiscounted cash flows expected to be generated by the related asset or asset group. If the Company determines that a long-lived asset or asset group is not recoverable, it records an impairment loss equal to the difference between the carrying amount of the asset or asset group and fair value of the asset or asset group. The Company generally measures fair value of an asset or asset group in accordance with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). In addition, at each reporting date, the Company compares the net realizable value of capitalized software development costs to the unamortized capitalized costs. To the extent the unamortized capitalized costs exceed the net realizable value, the excess amount is written off and the loss is recognized in the Consolidated Statement of Operations.
Purchased Research and Development
     Technology or business acquisitions may include the purchase of technology that had not yet been determined to be technologically feasible and had no alternative future use at its then-current stage of development. In accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS 141”), the portion of the purchase price allocated to in-process research and development is expensed immediately upon the consummation of the acquisition. In making the purchase price allocation, the Company considers present value calculations of projected income, an analysis of project accomplishments and remaining outstanding items, an assessment of overall contributions, as well as project risks. The value assigned to purchased, in-process technology is determined by estimating the costs to develop the acquired technology into commercially viable projects, estimating the resulting cash flows from the projects, and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development is based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introduction by competitors and the Company as of the acquisition date. The resulting net cash flows from such projects are based on estimates of cost of sales and operating expenses from such projects.
Other Non-Current Assets
     Other non-current assets include deferred financing fees and a long-term deposit related to our office facility located in Bracknell, United Kingdom. No individual amounts exceed five percent of total assets.

Other Current Liabilities
     Other current liabilities consist primarily of accrued interest, accrued royalty fees, deferred rent, accrued professional fees and income taxes payable. No individual amounts exceed five percent of total current liabilities.
Advertising Costs
     Advertising and promotional costs are expensed as incurred. Advertising and promotional costs are included in sales and marketing expense and amounted to $6.5 million, $5.0 million and $6.4 million in fiscal 2006, 2005 and 2004, respectively.
Contingent Liabilities
     The Company has a number of unresolved regulatory, legal and tax matters, as discussed further in Note 8. The Company provides for contingent liabilities in accordance with Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies” (“SFAS 5”). In accordance with SFAS 5, a loss contingency is charged to income when (i) it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and (ii) the amount of the loss can be reasonably estimated. Disclosure in the notes to the financial statements is required for loss contingencies that do not meet both those conditions if there is a reasonable possibility that a loss may have been incurred. Gain contingencies are not recorded until realized. The Company expenses all legal costs incurred to resolve regulatory, legal and tax matters as incurred.
     Periodically, the Company reviews the status of each significant matter to assess the potential financial exposure. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability can be reasonably estimated. Because of uncertainties related to these matters, accruals are based on the best information available at the time. Further, estimates of this nature are highly subjective, and the final outcome of these matters could vary significantly from the amounts that have been included in the accompanying consolidated financial statements. As additional information becomes available, the Company reassesses the potential liability related to its pending claims and litigation and may revise its estimates accordingly. Such revisions in the estimates of potential liabilities could have a material impact on the Company’s results of operations and financial position.
Accounting for and Disclosure of Guarantees
     The Company accounts for guarantees in accordance with Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“Interpretation No. 45”). Interpretation 45 elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The provisions related to recognizing a liability at inception of the guarantee do not apply to product warranties or indemnification provisions in the Company’s software license agreements.
Fair Value of Financial Instruments
     The carrying values of cash and cash equivalents, marketable securities, accounts receivable and accounts payable approximate fair value due to the short maturities of such instruments. The fair value of convertible debt was $164.5 million on February 28, 2006 and $161.2 million on February 28, 2005 based on market quotes.
Foreign Currency Translation and Operations
     Assets and liabilities of the Company’s foreign subsidiaries are translated at the exchange rate in effect on the balance sheet date. The related revenue and expenses are translated using the average exchange rate in effect during the reporting period. Foreign currency translation adjustments are disclosed as a separate component of stockholders’ equity and comprehensive loss.
     The Company generates revenue from sales outside the U.S. which are denominated in foreign currencies, typically the local currency of the international subsidiary. There are certain economic, political, technological and regulatory risks associated with operating in foreign countries. Foreign sales and operations may be adversely affected by the imposition of governmental controls, foreign currency exchange rate fluctuations and economic and political instability.
Revenue Recognition and Deferred Revenue
     Revenue consists of (i) fees from licenses of our software; (ii) fees from technical support and product updates; (iii) fees from professional services, including implementation, training and hosting and (iv) reimbursed expenses. While the basis for software license revenue recognition is substantially governed by the requirements of the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as modified by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions” (“SOP 98-9”), as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants, and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB 104”), the Company exercises judgment and uses estimates in connection with the determination of the amount of software license, support and professional services revenue to be recognized each accounting period.
     Software license revenue is generally recognized using the residual method when:
•	Persuasive evidence of an arrangement exists: The Company considers a non-cancelable agreement signed by the Company and the customer to be evidence of an arrangement.

•	Delivery has occurred or services have been rendered: Delivery occurs when media containing the licensed program is provided to a common carrier, typically FOB shipping point or, in the case of electronic delivery, the customer is given access to the licensed programs.

•	Fixed or determinable fee: The Company considers the license fee to be fixed or determinable if the fee is not subject to refund or adjustment and is payable within twelve months of the agreement date, based upon the Company’s successful collection history on such arrangements. If the arrangement fee is not fixed or determinable, revenue is recognized as amounts become due and payable.

•	Collection is probable: The Company performs a credit review for all significant transactions at the time the arrangement is executed to determine the credit-worthiness of the customer. Collection is deemed probable if the Company expects that the customer will be able to pay amounts under the arrangement as they become due. If the Company determines that collection is not probable, revenue recognition is deferred until collection.
     If a software license contains customer acceptance criteria or a cancellation right, recognition of the software revenue is deferred until the earlier of customer acceptance or the expiration of the acceptance period or cancellation right. Typically, payments for software licenses are due within twelve months of the agreement date. When software license agreements call for payment terms of twelve months or more from the agreement date, software revenue is recognized as payments become due and all other conditions for revenue recognition have been satisfied. Under the residual method, the Company defers revenue for the fair value of any undelivered elements based on vendor specific objective evidence (“VSOE”) of fair value, and the remaining portion of the arrangement fee is allocated to the delivered elements and recognized as revenue when the basic criteria in SOP 97-2 and SAB 104 have been met.
     The Company’s customer arrangements typically contain multiple elements that may include software, options for future purchases of software products not previously licensed to the customer, support, consulting, training, hosting and reimbursed expenses. Fees are allocated to the various elements of software license agreements using the residual method based on VSOE. Each software license arrangement requires careful review to identify each individual element and to determine the proper amount of software revenue to be allocated among the various elements based on VSOE. Under the residual method, if an arrangement contains one or more undelivered elements, the VSOE of the undelivered elements are deferred and the revenue is recognized once the elements are delivered. If VSOE for one or more of the undelivered elements in an arrangement does not exist, the entire arrangement fee is recognized over the period the undelivered elements are delivered.
     In addition to evaluating the VSOE of fair value of each element of an arrangement, the Company also considers whether such elements can be separated into separate units of accounting in accordance with SOP 97-2. When making this determination, the Company considers the nature of services provided, when purchased with a software license (i.e., consideration of whether services are essential to the functionality of software products licensed), degree of risk, availability of services from other vendors and timing of payments, among other things. When the Company provides services deemed to be essential to the functionality of the software products licensed or the licensed software requires significant production, modification or customization, revenue is recognized on a percentage-of-completion basis in accordance with SOP 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts.” In these cases, software revenue is recognized based on labor hours or costs incurred to date compared to total estimated labor hours or costs for the contract.
     Implementation services are separately priced and sold, are generally available from a number of suppliers and typically are not essential to the functionality of the Company’s software products. Implementation services, which include project management, systems planning, design and implementation, customer configurations and training are billed on an hourly basis (time and materials) or under fixed price contracts. Implementation services are recognized as the work is performed. On fixed price contracts, services revenue is recognized using the percentage-of-completion method of accounting by relating labor hours incurred to date to total estimated labor hours. In the event services are billed in advance of work being performed, the billed amount is initially recorded as deferred services revenue and recognized as services revenue when the work is performed. When total cost estimates exceed revenue, the Company accrues for the estimated losses immediately using cost estimates that are based upon an average fully burdened daily rate applicable to the consulting organization delivering the services. VSOE of fair value for implementation services is based upon separate sales of services at stated hourly rates.
     The process of estimation inherent in the application of the percentage-of-completion method of accounting for revenue is subject to judgments and uncertainties and may affect the amounts of software and services revenue under certain contracts and related expenses reported in the consolidated financial statements. A number of internal and external factors can affect the Company’s estimates to complete client engagements, including skill level and experience of project managers, staff assigned to engagements and continuity and attrition level of implementation consulting staff. Changes in the estimated stage of completion of a particular project could create variability in revenue and results of operations if the Company is required to increase or decrease previously recognized revenue related to a particular project or if the Company expects to incur a loss on the project.
     Support revenue includes post-contract customer support and the rights to unspecified software upgrades and enhancements. Support services are separately priced and stated in the Company’s arrangements. Customer support is generally billed annually, initially recorded as deferred revenue and recognized as support revenue ratably over the support period. VSOE of fair value for support services is typically provided by renewal rates.
Provision for Income Taxes
     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” The Company assesses the likelihood that the deferred tax assets will be recovered from future taxable income, and to the extent that recovery is not likely, a valuation allowance is established. The Company considers historical taxable income, estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the amount of the valuation allowance. Adjustments could be required in the future if it is determined that the amount to be realized is greater or less than the valuation allowance the Company has recorded. The Company performed an analysis, based on various factors, including current year financial results, cumulative losses for the three year period ended February 28, 2006 and estimates of future profitability, as of February 28, 2006 and February 28, 2005, and concluded that future taxable income will, more likely than not, be insufficient to recover the Company’s net deferred tax assets as of February 28, 2006 and February 28, 2005. Therefore, the Company has maintained a valuation allowance for the full amount of the net deferred tax assets. The Company will continue to monitor its estimates of future profitability and the likelihood of realizing our net deferred tax assets based on evolving business conditions.

     Also, as part of the process of preparing consolidated financial statements, the Company is required to estimate full-year income and the related income tax expense on a quarterly basis, including the impact, if any, of additional taxes resulting from tax examinations, in each jurisdiction in which the Company operates. Additionally, the Company makes judgments regarding the recoverability of deferred tax assets for each jurisdiction. Tax liabilities can involve complex issues and may require an extended period to resolve. Changes in the geographical mix or estimated level of annual pretax income can impact the Company’s overall income tax expense. This process involves estimating current tax liabilities in each jurisdiction in which the Company operates.
Net Loss Per Share
     Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. Diluted net loss per share is computed using the weighted average number of shares of common stock and, when dilutive, potential common shares from options, restricted stock and warrants to purchase common stock using the treasury stock method and the effect of the assumed conversion of the Company’s convertible subordinated debt. The dilutive effect of options, restricted stock and warrants to acquire 0.2 million, 1.1 million and 1.1 million shares was excluded from the calculation of diluted net loss per share in fiscal 2006, 2005 and 2004, respectively, because including these shares would be anti-dilutive due to the Company’s reported net loss. The assumed conversion of the Company’s convertible debt was excluded from the computation of diluted net loss per share for fiscal 2006, 2005 and 2004 because including these shares would be anti-dilutive due to the Company’s reported net loss.
Stock Option-Based Compensation Plans
     The Company accounts for its stock option-based compensation plans in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations using the intrinsic value based method of accounting. If the Company accounted for its stock option-based compensation plan using the fair value based method of accounting in accordance with the provisions as required by Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation,” as amended by Statement of Financial Accounting Standards No. 148 (“SFAS 148”), “Accounting for Stock-Based Compensation—Transition and Disclosure,” the Company’s net loss and loss per basic and diluted share amounts would have been as follows, in thousands except per share amounts:

	February 28 or 29,
	2006	2005	2004
Net loss, as reported	$(12,243)	$(55,271)	$(103,800)
Add: Stock option-based compensation expense included in reported net loss, net of tax	—	168	1,799
Less: Stock option-based compensation, net of tax	(729)	(6,301)	(2,611)

Pro forma net loss	$(12,972)	$(61,404)	$(104,612)

Basic and diluted loss per share, as reported	$(0.15)	$(0.67)	$(1.43)
Basic and diluted loss per share, pro forma	$(0.16)	$(0.75)	$(1.44)
     The Company adopted FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“FIN 44”) effective July 1, 2000. In accordance with FIN 44, repriced stock options are accounted for as compensatory options using variable accounting treatment (see Note 9). In addition, deferred compensation is recorded for the intrinsic value of unvested stock options exchanged in a purchase business combination (see Note 9) and amortized over the vesting period.
New Accounting Pronouncements
     In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections—A replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). The FASB issued SFAS 154 to provide guidance on the accounting for and reporting of error corrections. Unless otherwise impracticable, it establishes retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 also provides guidance for determining whether retrospective application is impracticable and for reporting an accounting change when retrospective application is impracticable. Furthermore, this statement addresses the reporting of a correction of an error in previously issued financial statements by restating previously issued financial statements. This Statement is effective for financial statements for fiscal years beginning after December 15, 2005. The adoption of this statement is not expected to have a material impact on the Company’s consolidated financial statements.
     SFAS No. 123 (Revision 2004), “Share-Based Payment” (“SFAS 123 (R)”) was issued in December 2004 and was to be effective for reporting periods beginning after June 15, 2005. The new statement requires all share-based payments to employees to be recognized in the financial statements based on their fair values. The Company currently accounts for its share-based payments to employees under the intrinsic value method of accounting set forth in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issues to Employees.” Additionally, the Company complies with the stock-based employer compensation disclosure requirements of SFAS 148. On March 29, 2005, the SEC issued Staff Accounting Bulletin Topic 14, “Share-Based Payment” (“SAB 107”). SAB 107, which becomes effective for public companies upon their adoption of SFAS No. 123(R), describes the SEC Staff’s views in determining the assumptions that underlie the fair value estimates and interaction of SFAS No. 123(R) with certain existing SEC guidance. On April 14, 2005, The Securities and Exchange Commission announced the adoption of a new rule that amends the compliance dates for SFAS 123(R). The new rule allows companies to implement SFAS 123 (R) at the beginning of their next fiscal year, instead of their next reporting period beginning after June 15, 2005. The Company plans to adopt the new statement beginning in the first quarter of fiscal 2007. The Company believes the adoption of SFAS 123(R) will have a material impact on its financial position and results of operations.
2. CASH, CASH EQUIVALENTS, MARKETABLE SECURITIES AND LONG-TERM INVESTMENTS
     The following is a summary of cash, cash equivalents and marketable securities as of February 28, 2006 and February 28, 2005 (in thousands):

	Unrealized
February 28, 2006	Cost	Gain	Loss	Market
Cash and cash equivalents:
Cash	$50,094	$—	$—	$50,094
Money market funds	20,057	—	—	20,057
Commercial paper	9,387	—	—	9,387

Total cash and cash equivalents	79,538	—	—	79,538

Marketable securities:
Auction rate securities:
US treasury and agency	10,350	—	—	10,350

Total auction rate securities	10,350	—	—	10,350
Other marketable securities	50,933	—	(94)	50,839

Total marketable securities	61,283	—	(94)	61,189

Total cash, cash equivalents and marketable securities	$140,821	$—	$(94)	$140,727

	Unrealized
February 28, 2005	Cost	Gain	Loss	Market
Cash and cash equivalents:
Cash	$32,100	$—	$—	$32,100
Money market funds	44,842	—	—	44,842
Commercial paper	3,400	—	—	3,400

Total cash and cash equivalents	80,342	—	—	80,342

Marketable securities:
Auction rate securities:
US treasury and agency	10,000	—	—	10,000

Total auction rate securities	10,000	—	—	10,000
Other marketable securities	39,914	—	(278)	39,636

Total marketable securities	49,914	—	(278)	49,636

Total cash, cash equivalents and marketable securities	$130,256	$—	$(278)	$129,978

     See “Cash and Cash Equivalents” in Note 1 regarding certain reclassifications of auction rate securities made in fiscal 2005.
     Long-term investments are comprised of U.S. treasury and agency debt securities with original maturities in excess of one year. The following is a summary of long-term investments as of February 28, 2005 (in thousands):

	Unrealized
February 28, 2005	Cost	Gain	Loss	Market
Long-term debt securities:
US treasury and agency	5,952	—	(41)	5,911

Total long-term debt securities	$5,952	$—	$(41)	$5,911

3. ALLOWANCE FOR DOUBTFUL ACCOUNTS
     Activity in the allowance for doubtful accounts for the fiscal years ended February 28 or 29, 2006, 2005 and 2004 was as follows (in thousands):

	February 28 or 29,
	2006	2005	2004
Beginning balance	$7,605	$4,395	$7,007
Write-offs and other adjustments	(2,309)	(834)	(2,868)
Provision for doubtful accounts charged to costs and expenses	(1,091)	4,044	256

Ending balance	$4,205	$7,605	$4,395

4. PROPERTY AND EQUIPMENT
     Property and equipment consists of the following (in thousands):

	February 28,
	2006	2005
Information technology equipment and purchased software	$30,875	$29,187
Office furniture and equipment	8,283	8,751
Leasehold improvements	6,886	6,610

Total	46,044	44,548
Less: accumulated depreciation	(32,362)	(28,753)

Total property and equipment, net	$13,682	$15,795

     Depreciation expense for fiscal 2006, 2005 and 2004 was approximately $5.8 million, $7.3 million and $6.5 million, respectively.
5.	CAPITALIZED SOFTWARE DEVELOPMENT COSTS AND SOFTWARE DEVELOPED FOR INTERNAL USE
     CAPITALIZED SOFTWARE DEVELOPMENT COSTS
     The Company capitalizes costs incurred in the development of its software products for commercial availability. Software development costs include certain internal development costs. Costs incurred prior to establishing technological feasibility are charged to product development expense as incurred. Capitalized software development costs are amortized at the greater of the amount computed using either:
     (a) the straight-line method over the estimated economic life of the product, commencing with the date the product is first available for general release; or
     (b) the ratio that current gross revenue bears to the total current and anticipated future gross revenue.
     Generally, an economic life of two years is assigned to Capitalized Software Development Costs.
     The Company capitalized software development costs of $3.5 million, $9.6 million and $9.9 million and recorded related amortization expense of $9.6 million, $9.4 million and $9.0 million for fiscal 2006, 2005 and 2004, respectively, in accordance with SFAS 86.
     The total amortization expense for the Company’s capitalized software development costs for fiscal 2006, 2005 and 2004 include write-offs totaling approximately $0 million, $0.3 million and $0.2 million, respectively, of previously capitalized software development costs. These capitalized costs were deemed to exceed their future net realizable value.
     SOFTWARE DEVELOPED FOR INTERNAL USE
     The Company capitalized internally developed software costs (excluding amounts acquired) of $0.1 million, $0.3 million and $1.6 million and recorded related amortization expense of $1.0 million, $1.2 million and $1.1 million for fiscal 2006, 2005 and 2004, respectively.
6. INTANGIBLE ASSETS AND GOODWILL
     Acquisition-related intangible assets subject to amortization as of February 28, 2006 and February 28, 2005 are as follows (in thousands):

	2006	2005
Acquired technology	$51,939	$64,739
Less: accumulated amortization	(47,534)	(50,923)

Acquired technology, net	$4,405	$13,816

Customer relationships	28,109	28,109
Less: accumulated amortization	(24,527)	(18,774)

Customer relationships, net	$3,582	$9,335

     During the three months ended August 31, 2005, the Company performed an impairment test of its long-lived assets and concluded that although it continues to sell the products acquired in the PartMiner CSD, Inc. asset acquisition, the Company did not believe that future operating cash flows would be sufficient to support the related asset balance. Therefore, the Company wrote-off the remaining book value of those intangible assets of $3.7 million.

     The changes in the carrying amount of goodwill for the years ended February 28, 2006 and 2005 are as follows (amounts in thousands):

	2006	2005
Beginning balance	$185,658	$185,501
Foreign currency translation adjustments	160	157

Ending balance	$185,818	$185,658

     Amortization expense related to other intangible assets was $11.4 million, $19.9 million and $18.9 million during fiscal 2006, 2005 and 2004, respectively. Estimated aggregate future amortization expense for acquisition-related intangible assets in future fiscal years are as follows (amounts in thousands):

	2007	2008	2009	2010	2011
Amortization expense	$5,013	$1,908	$914	$152	$—
     GOODWILL IMPAIRMENT
     The Company tests goodwill for impairment on an annual basis, coinciding with the Company’s fiscal year end, or on an interim basis if circumstances change that would more likely than not reduce the Company’s implied fair value (which includes factors such as, but not limited to, the Company’s market capitalization, control premium and recent stock price volatility) below its carrying value.
     During the six months ended August 31, 2004 and the three months ended May 31, 2005, the Company experienced adverse changes in its stock price resulting from its poor financial performance. As a result, the Company performed a test for goodwill impairment at August 31, 2004 and May 31, 2005 and determined that based upon the implied fair value (which includes factors such as, but not limited to, the Company’s market capitalization, control premium and recent stock price volatility) of the Company as of August 31, 2004 and May 31, 2005, there was no impairment of goodwill.
     During the three months ended November 30, 2005, the Company’s Chief Financial Officer left the Company to take a position at another company. As a result, the Company performed a test for goodwill impairment as of November 30, 2005. The Company determined that based upon the implied fair value (which includes factors such as, but not limited to, the Company’s market capitalization, control premium and recent stock price volatility) of the Company as of November 30, 2005, there was no impairment of goodwill.
     The Company performed a test for goodwill impairment at February 28, 2006 and February 28, 2005, the Company’s annual date for goodwill impairment review, and determined that based upon the implied fair value (which includes factors such as, but not limited to, the Company’s market capitalization, control premium and recent stock price volatility) of the Company as of February 28, 2006 and February 28, 2005, there was no impairment of goodwill. The Company will continue to test for impairment on an annual basis, coinciding with its fiscal year end, or on an interim basis, if circumstances change that would more likely than not reduce the implied fair value of the Company below its carrying value.
7. LONG-TERM DEBT AND DEBT CONVERSION EXPENSE
     5% Convertible Subordinated Notes. The Company completed a private placement of $250.0 million of Notes in October and November 2000. The Notes bear interest at 5.0% per annum which is payable semi-annually. The Company had $175.5 million outstanding as of February 28, 2006 and February 28, 2005, respectively. The fair market value of the Notes was $164.5 million and $161.2 million on February 28, 2006 and February 28, 2005, respectively, based on market quotes. The Notes mature in November 2007 and are convertible into approximately 4.0 million shares of the Company’s common stock at a conversion price of $44.06, subject to adjustment under certain conditions. The conversion price of the Notes will be adjusted in the event that the Company issues common stock as a dividend or distribution with respect to its common stock, subdivides, combines or reclassifies its common stock, issues rights to its common stockholders to purchase common stock at less than market price, makes certain distributions of securities, cash or other property to its common stockholders (other than ordinary cash dividends), or makes certain repurchases of common stock. Upon a change of control of the Company, the holders of the Notes would have the right to require the Company or its successor to repurchase the Notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase in cash. The Notes do not have any financial covenants.
     At any time on or after November 7, 2003, the Company may redeem, from time to time, the Notes in whole, or in part, at the Company’s option. Redemption can be made on at least 30 days notice if the trading price of the Company’s common stock for 20 trading days in a period of 30 consecutive trading days ending on the day prior to the mailing of notice of redemption exceeds 120% of the conversion price of the Notes. The redemption price, expressed as a percentage of the principal amount, is:

Redemption Period	Redemption Price
November 1, 2005 through October 31, 2006	101%
November 1, 2006 through maturity	100%
     Debt Conversion Expense. During fiscal 2004, the Company exchanged $74.5 million of the Notes for 9,725,750 shares of its common stock in privately negotiated transactions with note holders. The offer and issuance of the common stock underlying these transactions are exempt from registration under Section 3(a)(9) of the Securities Act of 1933 and may be freely traded upon issuance.
     At the conversion price of $44.06 per share, the $74.5 million of Notes exchanged would have been convertible into 1,690,780 shares of common stock. For accounting purposes, the additional 8,034,970 shares of common stock that the Company issued in these transactions are considered an inducement for the holders to convert their Notes, which required the Company to record a non-operating expense equal to the fair value of the additional shares issued to the holders. Accordingly, the Company recorded a non-cash debt conversion expense of approximately $59.8 million during the twelve months ended February 29, 2004. These transactions resulted in a $74.5 million reduction of the Notes outstanding and increased stockholders’ equity by $74.5 million. The 9,725,750 shares of common stock issued in these transactions represented approximately 11.9% of the shares outstanding as of February 29, 2004.
     Line of Credit. The Company had a one-year unsecured revolving credit facility with Silicon Valley Bank (“SVB”) for $15.0 million which expired on March 30, 2005. On April 8, 2005, the Company renewed the credit facility with SVB for $15.0 million and a two-year term, effective March 29, 2005 (the “Credit Facility”). Under the terms of the Credit Facility, the Company may request cash advances, letters of credit, or both. Borrowings under the Credit Facility accrue interest at the prime rate plus 0.5%. The Credit Facility requires the Company to comply with the following financial covenants: (i) minimum tangible net worth (defined as stockholders’ equity plus convertible debt less goodwill, capitalized software costs and other intangible assets) must be at least $90.0 million plus 50% of consolidated net income generated cumulatively commencing with the first quarter of fiscal 2006 and (ii) the Company’s ratio of (a) unrestricted cash, cash equivalents, marketable securities and long-term investments deposited with SVB and its affiliates plus net accounts receivable to (b) current liabilities plus long-term indebtedness to SVB and outstanding letters of credit minus deferred revenue, must be at least 2.0 to 1.0. The Company was in compliance with all financial covenants as of February 28, 2006 and there were no cash draws outstanding. As of February 28, 2006, the Company had $10.0 million in letters of credit outstanding under the Credit Facility, of which $8.9 million is related to securing our lease obligations for certain office space and $1.1 million is related to securing an additional line of credit in China, which was never executed. The $1.1 million letter of credit expires in May 2007 and cannot be drawn upon by the beneficiary because the line of credit for which it was issued to secure was never executed.
     The Credit Facility requires the Company to maintain $50.0 million in funds with SVB Asset Management and its affiliates. The Credit Facility also restricts the amount of additional debt the Company can incur and restricts the amount of cash that the Company can use for acquisitions and for the repurchase of convertible debt. Under the terms of the Credit Facility, the Company retains the right to terminate the facility at any time upon repayment of any advances and the posting of cash collateral for any outstanding letters of credit. Under the Credit Facility, SVB has the right to obtain a lien on all of the Company’s assets, other than intellectual property, upon an occurrence of default, unless the Company terminates the facility as provided above. The Credit Facility also provides that, upon an event of default, the Company is prohibited from paying a cash dividend to its shareholders.
     The Credit Facility includes a provision for supplemental equipment advances, under which the Company could borrow up to an additional $5.0 million for the purchase of equipment, office furniture and other capital expenditures. Amounts could be borrowed for such capital expenditures through December 31, 2005 and accrued interest at a fixed interest rate equal to 7.75% annually. Equipment advances would have been repaid monthly over a 36-month-period, beginning in the month following the advance. The Company’s right to request supplemental equipment advances expired on December 31, 2005 and the Company made no draw downs. The financial covenants for the supplemental equipment advances were the same as The Credit Facility and the Company was in compliance with all financial covenants.
     The Company had an additional credit agreement (the “Equipment Line”) with SVB, as amended, which expired March 31, 2003, under which the Company was permitted to borrow up to $5.0 million for the purchase of equipment. Amounts borrowed under the Equipment Line accrue interest at a rate equal to the greater of the three-year Treasury note rate plus 5%, or 8.25%, and are repaid monthly over a 36-month period. During fiscal 2003, the Company borrowed $2.9 million under the Equipment Line. As of February 28, 2006, all amounts borrowed had been repaid and there was no outstanding balance. The financial covenants for the Equipment Line are the same as the financial covenants for the Credit Facility. The Company was in compliance with all financial covenants as of February 28, 2006.
8. COMMITMENTS AND CONTINGENCIES
     Commitments. The Company leases office space, office equipment and automobiles under operating leases and various computers and other equipment under capital leases. Aggregate property acquired through capital leases amounted to $8.1 million and $7.9 million at February 28, 2006 and February 28, 2005, respectively, and has been included in purchased software and office furniture and equipment (see Note 4). Total accumulated amortization relating to these leases was $4.5 million and $3.7 million as of February 28, 2006 and February 28, 2005, respectively.
     Rent expense for fiscal 2006, 2005 and 2004, was approximately $10.0 million, $13.6 million and $19.7 million, respectively. The future minimum lease payments under these capital and operating leases for each of the succeeding five fiscal years beginning March 1, 2006 are as follows (in thousands):

	Capital		Operating
Fiscal Year	Leases		Leases
2007	$1,791		$14,072
2008	820		12,243
2009	123		9,497
2010	—		9,308
2011	—		9,531
Thereafter	—		24,700

Total minimum lease payments	2,734		79,351

Less amounts representing interest	(158)		—

Less sublease income	—		(11,051)

Net minimum lease payments	$2,576	(1)	$68,300

(1)	Approximately $1.7 million and $0.9 million is included in other current liabilities and long-term debt and capital leases, respectively, in the consolidated balance sheet as of February 28, 2006.

     Contingencies. The Company is involved from time to time in disputes and other litigation in the ordinary course of business. The Company has established accruals related to such matters that are probable and reasonably estimable. The Company does not believe that the outcome of any pending disputes or litigation will have a material adverse effect on the Company’s business, operating results, financial condition and cash flows. However, the ultimate outcome of these matters, as with dispute resolution and litigation generally, is inherently uncertain, and it is possible that some of these matters may be resolved adversely to the Company. The adverse resolution of any one or more of these matters could have a material adverse effect on the Company’s business, operating results, financial condition and cash flows.
     Indemnification. The Company licenses software to its customers under contracts which the Company refers to as Software License Agreements (“SLA”). Each SLA contains the relevant terms of the contractual arrangement with the customer, and generally includes certain provisions for indemnifying the customer against losses, expenses, and liabilities from damages that may be awarded against the customer in the event the Company’s software is found to infringe upon a patent, copyright, trademark or other proprietary right of a third party. The SLA generally limits the scope and remedies for such indemnification obligations in a variety of industry-standard respects, including but not limited to certain time and geography-based scope limitations and a right to replace an infringing product or modify the product so that it is no longer infringing. If the Company cannot address the infringement by replacing the products or services, or modifying the products or services, the Company is allowed to cancel the software license and return the fees paid by customer. The Company requires its employees to sign a proprietary information and inventions assignment agreement, which assigns the rights in its employees’ development work to the Company.
     To date, the Company has not had to reimburse any of its customers for any losses related to these indemnifications provisions and no material claims are outstanding as of February 28, 2006. For several reasons, including the lack of prior indemnification claims and the lack of a monetary liability limit for certain infringement cases under the SLAs, the Company cannot determine the maximum amount of potential future payments, if any, related to such indemnification provisions. There can be no assurance that potential future payment will not have a material adverse effect on the Company’s operating performance or financial condition.
     Product Warranty. The Company generally warrants its software products. The Company provides for the estimated cost of product warranties based on specific warranty claims, provided that it is probable that a liability exists and provided the amount can be reasonably estimated. To date, the Company has not had any material costs associated with these warranties. There was no liability for warranty claims as of February 28, 2006 and 2005, respectively.
9. STOCKHOLDERS’ EQUITY
Preferred Stock
     The Company has authorized 4,620,253 shares of $.01 par value preferred stock. As of February 28, 2006 and 2005, no preferred shares were outstanding.
Common Stock
     The Company has authorized 300,000,000 shares of $.002 par value common stock. No cash dividends on common stock have been declared or paid in any of the fiscal years presented.
Warrants and Customer Stock Issuances
     In connection with the acquisition of Talus Solutions, Inc. (“Talus”) in fiscal 2001, the Company assumed warrants issued to purchase up to 65,000 shares of the Company’s common stock for certain past services rendered by outside consultants and the issuance of certain notes payable. On February 28, 2001, warrants to purchase 49,096 shares were exercised. As of February 28, 2006, there were no warrants outstanding as all unexercised warrants expired during fiscal 2006.
     In March 2004, the Company entered into an amendment to an existing alliance agreement with International Business Machines Corporation (“IBM”) under which the companies will develop, market, sell and deliver demand and supply chain solutions globally. In connection with entering into the amendment to the alliance agreement, the Company issued a warrant (the “Warrant”) to IBM to acquire

250,000 shares of the Company’s common stock at a per share purchase price of $8.51, in reliance upon an exception provided under Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering. The Warrant is immediately exercisable, expires March 12, 2009, and provides for customary registration and indemnification rights and certain limited transfer rights. The fair value of the Warrant of $1.1 million is being recognized as operating expense over the three-year service period of the alliance agreement. The fair value of the Warrant was calculated using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 2.79%; dividend yield of zero; volatility of 99%; and a Warrant life of five years. The Company recorded $0.4 million in amortization expense in each of the fiscal years ended February 28, 2006 and 2005 associated with the Warrant.
Employee Stock Purchase Plan
     In October 1994, the Company adopted an employee stock purchase plan (“ESPP”) that authorizes the Company to sell up to 2,000,000 shares of common stock to employees through voluntary payroll withholdings. The stock price to be paid by employees is equal to 85% or 95% of the lower of the average market price as reported on the National Association of Securities Dealers Automated Quotation System for either the first or last day of each six-month withholding period. Payroll deductions may not exceed the lesser of 10% of a participant’s compensation or $25,000 per year. The employee stock purchase plan was suspended as of June 30, 2003. At the 2004 Annual Meeting of Shareholders, the shareholders of the Company approved the 2004 Employee Stock Purchase Plan of Manugistics Group, Inc. that authorizes the Company to sell up to 3,000,000 shares of common stock to employees through voluntary payroll withholdings. Participation commenced on September 1, 2004. The number of shares purchased under these plans by employees totaled 286,612 shares, 163,015 shares and 211,589 shares in fiscal 2006, 2005 and 2004, respectively. The weighted average estimated fair value of shares purchased in fiscal 2006, 2005 and 2004 was $0.37, $0.52 and $2.23, respectively.
Stock Options
     Effective September 13, 2000, the Company adopted the 2000 Non-Qualified Stock Option Plan (“2000 Plan”) under which non-qualified stock options may be granted to officers, directors and employees to purchase a total of up to 8.0 million new shares of common stock at prices not less than fair market value at the time of grant. Effective July 24, 1998, the Company adopted the 1998 Plan under which incentive and non-qualified stock options may be granted to officers, directors and employees to purchase a total of up to 10.5 million new shares of common stock at prices not less than the fair market value at the time of grant. In April 2001, the Board of Directors of the Company adopted a proposed amendment to the 1998 Stock Option Plan (“1998 Plan”) to increase the number of shares of Common Stock reserved for issuance to 20,475,800. In addition, the Board of Directors approved the termination of the 2000 Plan. The terms of the 2000 Plan remain in effect for options outstanding at the termination date. Prior to the adoption of the 1998 Plan, the Company had additional plans under which it granted stock options including the 1994 Employee Stock Option Plan (“1994 Plan”), the 1994 Outside Directors Non-qualified Stock Option Plan (“1994 Director Plan”) and the 1994 Executive Incentive Stock Option Plan (“1994 Executive Plan”). No new options will be granted under these additional stock option plans, which will remain in effect with respect to options outstanding under such plans until such options are exercised, terminated or expire. Options under the employee option exchange program were granted under the 1998 Plan and the 2000 Plan. As of February 28, 2006, the Company has cumulatively granted options of 4.4 million shares under the 2000 Plan, 15.7 million shares under the 1998 Plan, 12.3 million shares under the 1994 Plan, 0.8 million shares under the 1994 Director Plan and 0.4 million shares under the 1994 Executive Plan.
     Under the 2000 Plan and the 1998 Plan, the vesting period for new options issued is in accordance with the Incentive and Non-Qualified Stock Option Policy approved by the Compensation Committee of the Board of Directors. Options outstanding under the plans vest over various terms, ranging from immediate vesting to annual vesting over a five-year period from the date of grant. The right to exercise the vested options expires upon the earlier of either ten years (or for options granted prior to 1994, eleven years) from the date of grant or, generally, within thirty days of termination of employment.
     During fiscal 2004 the Company granted non-qualified stock options in the amount of 0.4 million to several of the Company’s executive officers and employees. These stock option grants were approved by the Company’s Board of Directors and were not granted under any of the above-mentioned stock option plans. These shares vest and become exercisable over periods ranging from immediate vesting to one hundred percent vesting upon the earlier of achievement of certain pre-defined performance targets or seven years from the date of grant. As of February 28, 2006, none of these options were outstanding. No options of this nature were granted in fiscal 2006 and fiscal 2005.
     Under FASB Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation,” (“FIN 44”), which is retroactive to option repricings effected after December 15, 1998, companies are required to treat repriced options as compensatory options accounted for using variable accounting treatment. As a result, the Company will record non-cash stock compensation (benefit) expense, over the term of the option, based upon changes in the market price of its common stock over the market price at June 30, 2000 ($23.38 per share). As of February 28, 2006, the Company had approximately 283,550 repriced options outstanding. Since the stock price at the beginning and end of each of the fiscal 2006 quarters was below $23.38, no charge or benefit was recorded during fiscal 2006.
     As part of the Talus acquisition, the Company assumed all outstanding stock options, which were converted into Manugistics’ stock options. Options to purchase approximately 631,000 shares of Manugistics’ common stock were unvested at the acquisition date. FIN 44 requires the acquiring company to measure the intrinsic value of unvested stock options assumed at the acquisition date in a purchase business combination and record a compensation charge over the remaining vesting period of those options to the extent those options remain outstanding. This resulted in a charge of $0.2 million and $1.8 million in fiscal 2005 and 2004, respectively. All of the outstanding options related to the Talus acquisition are fully vested and all compensation expense has been recognized by the end of fiscal 2005.
     A summary of the status of the Company’s stock option plans and changes during the fiscal years is presented below with share amounts in thousands:

	February 28 or 29,
	2006		2005		2004
	Options to		Options to		Options to
	Purchase	Wtd. Avg	Purchase	Wtd. Avg.	Purchase	Wtd. Avg.
	Shares	Ex. Price	Shares	Ex. Price	Shares	Ex. Price
Outstanding at beginning of year	19,404	$5.84	16,970	$6.87	20,655	$13.38
Options granted at market value	1,548	1.82	5,680	2.89	5,473	5.87
Exercised	—	—	(160)	3.62	(1,726)	4.68
Cancelled	(10,017)	6.16	(3,086)	6.14	(7,432)	24.74

Outstanding at end of year	10,935	$4.98	19,404	$5.84	16,970	$6.87

Exercisable at end of year	5,171	$7.30	11,120	$7.23	10,220	$7.49

Restricted Stock Program
     In June 2003, the Company’s Board of Directors approved an amendment to the Company’s 1998 stock option plan to issue restricted shares of Manugistics’ common stock to its employees. This amendment was approved by stockholders at the Company’s 2003 Annual Meeting of Shareholders on July 29, 2003. During fiscal 2006, the Company issued 0.4 million shares of restricted stock to certain key employees. The restricted stock awards granted to key employees have a vesting schedule pursuant to which the stock awards may vest immediately, upon change in control or up to five years from the date of grant. The total value of the fiscal 2006 restricted stock awards granted of approximately $0.5 million was computed using the closing stock price on the date of grant and was recorded as a component of deferred compensation. The Company has recorded the deferred compensation using an estimated forfeiture rate, which has ranged from 0% to 22%. The related compensation expense will be recognized over the vesting period.
     In fiscal 2005, the Company issued 1.6 million shares of restricted stock to certain key employees. The total value of the fiscal 2005 restricted stock awards granted of approximately $3.5 million was computed using the closing stock price on the date of grant and was recorded as a component of deferred compensation. The Company has recorded the deferred compensation using an estimated forfeiture rate, which has ranged from 0% to 36%. The related compensation expense will be recognized over the vesting period.
     In fiscal 2004, the Company issued 0.2 million shares of restricted stock to certain key employees. The total value of the fiscal 2004 restricted stock awards granted of approximately $1.3 million was computed using the closing stock price on the date of grant and was recorded as a component of deferred compensation. The related compensation expense will be recognized and amortized over the vesting period.

     The Company recorded $1.7 million, $1.2 million and $0.3 million in net compensation expense related to restricted shares outstanding during the fiscal years ended February 28, 2006, February 28, 2005 and February 29, 2004, respectively.
Stock Option-Based Compensation
     As permitted under SFAS No. 123, as amended by SFAS 148, the Company continues to account for stock option-based compensation to employees in accordance with APB Opinion No. 25, under which no compensation expense is recognized, since the exercise price of options granted is equal to or greater than the fair market value of the underlying security on the grant date. Pro forma information regarding net loss and loss per share as if the fair value method had been applied in accordance with SFAS 123 is required by SFAS No. 148. The fair value of the Company’s stock option-based awards to employees was estimated as of the date of grant using the Black-Scholes option pricing model. Limitations on the effectiveness of the Black-Scholes option pricing model include that it was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable and that the model requires the use of highly subjective assumptions including expected stock price volatility. Because the Company’s stock option-based awards to employees have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock option-based awards.
     Had compensation cost for these plans been recorded, the Company’s net loss and loss per basic and diluted share amounts would have been as follows, in thousands except per share amounts:

	February 28 or 29,
	2006	2005	2004
Net loss, as reported	$(12,243)	$(55,271)	$(103,800)
Add: Stock option-based compensation expense included in reported net loss, net of tax	—	168	1,799
Less: Stock option-based compensation, net of tax	(729)	(6,301)	(2,611)

Pro forma net loss	$(12,972)	$(61,404)	$(104,612)
Basic and diluted loss per share, as reported	$(0.15)	$(0.67)	$(1.43)
Basic and diluted loss per share, pro forma	$(0.16)	$(0.75)	$(1.44)
     Fiscal 2006, 2005 and 2004 pro forma amounts include $117 thousand, $37 thousand and $170 thousand, respectively, related to the purchases under the employee stock purchase plan.
     The weighted average fair value of options granted in fiscal 2006, 2005 and 2004 was $0.65, $1.62 and $3.28 per share, respectively. The fair value of options granted was estimated assuming no dividends and using the following weighted-average assumptions for each of the fiscal years presented:

	OPTIONS			ESPP
	2006	2005	2004	2006	2005	2004
Risk-free interest rates	4.02%	3.12%	2.51%	3.64%	2.01%	1.36%
Expected term	2.62 years	4.37 years	4.53 years	3 months	3 months	6 months
Volatility	.5322	.7399	.9423	.4780	.5498	.8492
     A summary of the weighted average remaining contractual life and the weighted average exercise price of options outstanding as of February 28, 2006 is presented below with share amounts in thousands:

		Weighted Avg.
	Number	Remaining		Number
	Outstanding	Contractual	Weighted Avg.	Exercisable	Weighted Avg.
Range of Exercise Prices	at 2/28/06	Life	Exercise Price	at 2/28/2006	Exercise Price
$0.0000 - $2.5850	4,930,066	8.9	$2.33	895,761	$2.51
$2.6150 - $3.9800	1,892,400	7.9	3.28	844,726	3.51
$3.9844 - $5.5500	1,970,221	4.2	5.08	1,847,481	5.11
$5.6094 - $6.9700	1,324,552	6.9	6.50	781,102	6.54
$7.2657 - $56.375	818,234	4.2	22.12	801,464	22.41

$0.000 - $56.375	10,935,473	7.3	$4.98	5,170,534	$7.30

Employee Stock Option Exchange Program
     On February 10, 2003, the Company announced a voluntary stock option exchange program for its employees. Under the program, the Company offered to exchange options to purchase approximately an aggregate of 6.1 million shares of Manugistics common stock held by eligible employees, vested or unvested, that had exercise prices equal to or greater than $7.0001 per share. All employees had the opportunity to exchange existing eligible options for a promise to grant new options at exchange ratios dependent on the exercise price of the exchanged options. Members of our Board of Directors, including the Company’s Chairman and CEO, did not participate in this program.
     On March 10, 2003, the Company announced that it had accepted for cancellation and exchange options to purchase approximately 4.8 million shares of its common stock in exchange for approximately 1.5 million new options of its common stock, to be granted on September 16, 2003. The Company granted approximately 1.2 million new options on September 16, 2003 as a result of the option exchange program. The number of new options granted to employees declined from the original expected amount as a result of voluntary and involuntary terminations. The replacement options have terms and conditions that are substantially the same as those of the cancelled options. The exercise price of the replacement options is $5.55 per share, which was the market value of a share of the Company’s common stock on the date of grant as determined under the Company’s option plans.
     Options cancelled in the exchange program and the new options have been treated as fixed option awards for accounting purposes as the new options were granted six months and five days after the cancellation date and any options granted after August 9, 2002 (the “look back period”) were required to be exchanged in order to participate in the program. Therefore, no compensation expense was recorded as a result of the program.
10. STOCKHOLDER RIGHTS AGREEMENT
     On October 28, 2004, the Board of Directors declared a dividend of one right (a “Right”) for each outstanding share of the Company’s common stock to stockholders of record at the close of business on November 8, 2004. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of series A junior participating preferred stock, $.01 par value per share, at a purchase price of $19.00 in cash, subject to adjustment. Initially, the Rights are not exercisable and will be attached to all certificates representing outstanding shares of common stock, and no separate Rights certificates will be distributed. The Rights will become exercisable and separate from the common stock, and the distribution date will occur, upon the earlier of (i) 10 business days following the later of (a) the first date of a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock or (b) the first date on which an executive officer of the Company has actual knowledge that an Acquiring Person has become such or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of common stock. The distribution date may be deferred in circumstances determined by the Board of Directors. In addition, certain inadvertent acquisitions will not trigger the occurrence of the distribution date. The Rights expire upon the close of business on October 27, 2014, unless earlier redeemed or exchanged (See Note 18).
11. RETIREMENT PLANS
     The Company has two defined contribution retirement savings plans (one in the U.S. and another in the U.K.) under the terms of which the Company matches a percentage of the employees’ qualified contributions. New employees are eligible to participate in the plans upon completing one month of service. The Company’s contribution to the plans totaled $1.2 million, $1.4 million and $1.8 million for fiscal 2006, 2005 and 2004, respectively.

12. INCOME TAXES
     The components of the income tax provision are as follows (in thousands):

	Fiscal year ended
	February 28 or 29,
	2006	2005	2004
Current:
Federal	$—	$—	$147
State	100	100	150
Foreign	(3,710)	625	1,017

Total current	$(3,610)	$725	$1,314

Deferred:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—

Total deferred	$—	$—	$—

     The components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	February 28,
	2006	2005
Deferred tax assets:
Accrued expenses	$1,785	$4,447
Operating loss carryforwards:
Domestic	130,875	124,460
Foreign	28,189	25,119
Exit and disposal charges	6,913	11,321
Tax credit carryforwards	6,949	5,787
Stock-based transactions	5,076	5,096
Investment losses	4,186	4,186
Depreciation and amortization	42,254	38,264
Other temporary differences	3,811	5,802

Deferred tax assets	230,038	224,482

Less: valuation allowance	(208,425)	(200,699)

Total deferred tax assets	21,613	23,783

Deferred tax liabilities:
Acquired intangibles	(12,381)	(12,381)
Software development costs	(8,174)	(9,452)
Other	(1,058)	(1,950)

Total deferred tax liabilities	(21,613)	(23,783)

Net deferred tax assets	$—	$—

     Deferred tax assets of approximately $47.5 million pertain to certain net operating loss carryforwards resulting from the exercise of employee stock options. The Company has provided a valuation allowance on these deferred tax assets. The valuation allowance on these deferred tax assets will be reduced in the period in which the Company realizes a benefit on its tax return from a reduction of income tax payable stemming from the utilization of these losses. When realized, the tax benefits of these credits and losses will be accounted for as a credit to stockholders equity rather than as a reduction of the income tax provision.

     Changes in the valuation allowance during fiscal 2006 are as follows (in thousands):

Balance, February 28, 2005	$200,699
Current year operations	12,154
Exit and disposal activities	(4,408)
Debt conversion	—
Stock option exercises	(20)
Other

Balance, February 28, 2006	$208,425

     At February 28, 2006, the Company had a total of approximately $329.8 million of U.S. federal and $86.1 million of foreign net operating losses available to offset future taxable income in those respective taxing jurisdictions. The federal net operating losses expire during the fiscal years 2012 to 2026. In addition to maintaining a full valuation allowance against the net deferred tax assets, the net operating losses may also be subject to further limitations under Internal Revenue Code 382 should there be a change in ownership pertaining to a single holder of 5% of the Company’s common stock. Approximately $3.6 million of the foreign net operating losses expire during the calendar years 2007 to 2011, while the remaining foreign net operating losses are available in perpetuity. The Company considers the earnings of foreign subsidiaries to be permanently reinvested outside of the U.S. Accordingly, no U.S. income tax on these earnings has been provided.
     The Company also has $6.3 million of research and development tax credit carryforwards, which expire between calendar years 2011 and 2014, and $0.6 million of foreign tax credit carryforwards that expire in calendar year 2010.
     Profit (loss) before income taxes includes income (losses) from foreign operations of approximately $7.4 million, $(10.9) million and $(0.5) million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively. Additionally, the Company had foreign tax refunds and credits totaling $4.1 million in fiscal 2006. Of this amount, $1.1 million relates to the reversal of a previously recorded tax accrual for which the statute of limitations has expired. The Company received a $1.9 million tax refund and reversed a previously recorded liability in the amount of $0.7 million due to the favorable outcome of a three-year audit performed by the Canadian tax authorities.
     Statutory Rate Reconciliation. The difference between the reported amount of income tax expense and the amount of income tax expense that would result from applying statutory U.S. federal tax rate of 35% is summarized as follows (in thousands):

	February 28 or 29,
	2006	2005	2004
Benefit for income taxes computed at statutory rate	$(5,570)	$(19,091)	$(35,870)

Increase (reduction) in taxes resulting from:
State income taxes (benefit), net of federal provision (benefit)	(1,002)	100	150
Foreign exchange rate differential	(208)	2,542	1,321
Net change in valuation allowance	6,139	(7,690)	35,987
Impact of foreign refunds and credits	(3,329)	—	—
Impact of debt conversion and other permanent differences	698	23,821	—
Other	(337)	1,043	(274)

(Benefit) provision for income taxes	$(3,610)	$725	$1,314

13. OTHER EXPENSE
     Other expense consists of the following (in thousands):

	Fiscal year ending February 28 or 29,
	2006	2005	2004
Interest income	$3,963	$2,350	$1,673
Interest expense	(10,231)	(10,242)	(13,839)
Exchange gain (loss)	369	351	(1,609)
Other	110	227	320

Total other expense	$(5,789)	$(7,314)	$(13,455)

14. EXIT AND DISPOSAL ACTIVITIES
     Summary: The Company has adjusted its cost structure and resource allocation several times in recent years to respond to business and market conditions. Each exit and disposal plan has included involuntary terminations across most functional areas throughout the Company and the reduction of excess office space.
     The following table sets forth a summary of total exit and disposal charges, payments made against those charges and the remaining liabilities as of February 28, 2006 (amounts in thousands):

		Charges and
		adjustments to	Utilization of	Non-cash activity
		charges in twelve	cash in the twelve	disposal losses in the
	Balance as of	months ended	months ended	twelve months ended	Balance as of
	February 28, 2005	February 28, 2006	February 28, 2006	February 28, 2006	February 28, 2006
Lease obligations and terminations(1)(2)	$18,274	$1,955	$(6,531)	$—	$13,698
Severance and related benefits	2,312	1,163	(3,099)	—	376
Impairment charges and write-downs	—	206	—	(206)	—
Other	83	(25)	(58)	—	—

Subtotal	$20,669	$3,299	$(9,688)	$(206)	$14,074

Reclassification of deferred rent	1,162				1,254

Total	$21,831				$15,328

(1)	Certain accrued lease obligations extend through fiscal year 2019.

(2)	Includes $478 thousand of accretion expense in adjustments to charges in the twelve months ended February 28, 2006.
     The Company has outstanding lease obligations for facilities that have been entirely vacated which are located in Brussels, Belgium; Wayne, Pennsylvania; Detroit, Michigan and Munich, Germany. The Company has outstanding lease obligations for facilities for which a portion of the office space was vacated in certain facilities that are located in Rockville, Maryland; Atlanta, Georgia; San Carlos, California; and Bracknell, United Kingdom.
     Exit and disposal activities: In order to further adjust the Company’s cost structure and resource allocation to increase efficiencies and reduce excess office space in response to current business conditions, the Company announced and began implementing two exit and disposal plans, (the “FY05 Q2 Plans”) in the second quarter of fiscal 2005. Actions taken included the involuntary termination of employees across most business functions and the abandonment of excess office space. The Company has completed most of the planned initiatives approved in the FY05 Q2 Plans and expects to complete the remainder of the initiatives in fiscal 2007.
     The following table summarizes the Company’s exit and disposal activities since fiscal year 2003 (amounts in millions, except number of involuntarily terminated employees)

	Involuntary terminations
	Number of			Office		Property and
Period	employees		$ Amount	leases		equipment	Other	Total
Fiscal Year 2006	46	(a)	$1.2	$1.9	(b)	$0.2	—	$3.3
Fiscal Year 2005	127	(a)	$6.1	$8.1	(b)	$2.7	$0.4	$17.3
Fiscal Year 2004	79	(c)	$0.9	12.9	(d)	$4.2	$0.6	$18.6
Fiscal Year 2003	343		$8.0	$8.0		$2.5	$0.7	$19.2

a)	141 US, 11 United Kingdom, 16 Other Europe, 4 Asia, 1 Canada.

b)	Partially vacated-Rockville, Maryland; San Carlos and Calabasas, California; Bracknell, United Kingdom and Tokyo, Japan. Completely vacated-Brussels, Belgium, Munich and Ratingen, Germany; Stockholm, Sweden and the Philippines and includes adjustments to estimated sublease income based upon actual signed subleases in San Carlos, California, Atlanta, Georgia, Wayne, Pennsylvania and Detroit, Michigan.

c)	73 US, 3 Mexico, 2 Canada, 1 Asia.

d)	Partially vacated Atlanta, Georgia, Bracknell, United Kingdom, Calabasas and San Carlos, California, Detroit, Michigan, Itasca, Illinois, Irving, Texas, Rockville, Maryland. Completely vacated Wayne, Pennsylvania.
     Exit and disposal accounting policies and practices: The Company records exit and disposal costs in accordance with SFAS 146.
     SFAS 146 (excess office space): The Company records charges for excess office space once vacated based on the present value of the sum of expected remaining lease commitments offset by management’s best estimate of expected sublease income and costs associated with subleasing the vacated space. The estimated sublease income amounts require judgment and include assumptions regarding the period of sublease and the price per square foot to be paid by sublessors. The Company reviews these estimates periodically and records appropriate adjustments, as necessary, to reflect management’s best estimates. In certain cases, only a portion of the total office space within a property is vacated when such excess office space allows appropriate physical separation.
     SFAS 146 (severance costs): All terminated employees are notified within the requisite time period as prescribed by SFAS 146 and are typically not required to render service beyond the earlier of their termination date or a minimum retention period of 60 days, as defined by SFAS 146. When employees are required to render service beyond the earlier of their termination date or minimum retention period of 60 days, the severance cost for such employees is recognized and accrued over the required service period in accordance with SFAS 146. There were seven employees involuntarily terminated during fiscal year 2006 and 23 during fiscal year 2005 who were required to render service beyond 60 days.
     SFAS 88: Certain terminated employees had employment contracts that defined the amount of severance and related benefits received upon termination. The severance and related benefits for such employees are accounted for in accordance with SFAS 88 when amounts are both probable and estimable. During fiscal year 2005, three employees with employment contracts that defined the amount of severance and related benefits were involuntarily terminated.
     SFAS 144: In connection with permanently vacating excess office space, the Company records an impairment charge of certain property, plant and equipment and leasehold improvements in accordance with SFAS 144.
15. SEGMENT INFORMATION
     The Company considers itself to be in a single reportable segment. The Company and its subsidiaries are principally engaged in the design, development, marketing, licensing and support and implementation of demand and supply chain management software. Substantially all revenue results from the licensing of the Company’s software products and related consulting and support services. The Company’s chief operating decision maker reviews financial information, presented on a consolidated basis, accompanied by disaggregated information about revenue by geographic region for purposes of making operating decisions and assessing financial performance.

     Revenue is attributable to geographic regions based on the location of the Company’s customers. The following table presents total revenue and total long-lived assets by geographic region for fiscal 2006, 2005 and 2004:

	February 28 or 29,
	2006	2005	2004
	(in thousands)
Revenue:
United States	$113,635	$127,891	$160,487
United Kingdom	31,817	30,572	31,444
Other Europe	15,450	12,787	26,279
Asia-Pacific	11,901	15,060	19,094
Other	3,389	6,796	5,741

	$176,192	$193,106	$243,045

Long-lived Assets:
United States	$213,702	$239,430	$265,434
United Kingdom	4,562	5,006	5,465
Other Europe	171	345	527
India	1,612	167	—
Asia-Pacific	588	770	1,840
Other	2,292	2,124	2,017

	$222,927	$247,842	$275,283

     No single customer accounted for 10% or more of the Company’s annual revenue in fiscal 2006, 2005 or 2004.
16. RELATED PARTY TRANSACTIONS
Relationship with Warburg Pincus
     In October, 2002, the Company appointed William H. Janeway, a Vice-Chairman of Warburg Pincus LLC, a private equity investment firm, as a Class III director of its Board of Directors, with a term expiring in 2004. In connection with Dr. Janeway’s appointment to the Board, the Company entered into an agreement with Warburg Pincus Private Equity VIII, L.P. in which the Company consented to the acquisition by Warburg Pincus and certain of its affiliates of up to 19.9% of Manugistics common stock and agreed that for as long as Warburg Pincus and its affiliates beneficially own at least ten percent (10%) of Manugistics common stock, the Company would nominate and use its best efforts to have elected to its Board one person designated by Warburg Pincus and reasonably acceptable to the Company. In addition, Warburg Pincus agreed that, for the duration of the standstill period, neither it nor its affiliates would acquire more than 19.9% of Manugistics common stock.
     The standstill period is the earlier of:
•	three years;

•	the date on which another person acquires more than 15% of Manugistics common stock with the Company’s consent and on terms more favorable than those obtained by Warburg Pincus; or

•	the date on which the Company fails to perform its agreement with respect to the acquisition of additional shares by Warburg Pincus and the election of a director designated by Warburg Pincus.
     At the time the agreement was entered into, Warburg Pincus and certain of its affiliates held approximately 10.9% of Manugistics common stock. As of February 28, 2006 and February 28, 2005, Warburg Pincus and certain of its affiliates held approximately 9.1% of Manugistics common stock.

17. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
     Summarized quarterly consolidated financial information for fiscal 2006 and 2005 follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(in thousands, except per share data)
Fiscal 2006
Total revenue	$46,657	$43,649	$39,924	$45,962
Operating (loss) income	$(3,024)	$(7,113)	$(3,622)	$3,695
Net (loss) income	$(4,916)	$(6,118)	$(4,644)	$3,435
Basic (loss) earnings per share	$(0.06)	$(0.07)	$(0.06)	$0.04
Diluted (loss) earnings per share	$(0.06)	$(0.07)	$(0.06)	$0.04
Shares used in basic (loss) earnings per share computation	82,109	82,171	82,368	82,888
Shares used in diluted (loss) earnings per share computation	82,109	82,171	82,368	83,202

Fiscal 2005
Total revenue	$51,583	$51,262	$45,045	$45,216
Operating loss	$(5,150)	$(14,956)	$(11,460)	$(15,666)
Net loss	$(7,733)	$(17,114)	$(13,268)	$(17,156)
Basic and diluted loss per share	$(0.09)	$(0.21)	$(0.16)	$(0.21)
Shares used in basic and diluted los per share computation	81,819	81,907	81,928	81,929
     Included in the first, second, third and fourth quarters of fiscal 2006 and fiscal 2005 are charges and adjustments to charges related to exit and disposal activities (See Note 14).
18. SUBSEQUENT EVENTS
     Merger agreement. On April 24, 2006, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with JDA Software Group, Inc., a Delaware corporation (“JDA”), and Stanley Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of JDA (the “Merger Sub”). Under the Merger Agreement, the Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing after the Merger as a wholly-owned subsidiary of JDA. At the effective time of the Merger, each issued and outstanding share of the Company’s Common Stock, par value $0.002 per share (the “Company Common Stock”), will be converted into the right to receive $2.50 in cash.
     The Merger Agreement has been approved by the Board of Directors (the “Board”) of the Company. The transactions contemplated by the Merger Agreement are subject to approval by the holders of a majority of the issued and outstanding shares of Company Common Stock. The transactions contemplated by the Merger Agreement also are subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other closing conditions. The Merger Agreement provides for a termination fee of up to $9.75 million in connection with the transactions contemplated by the Merger Agreement, which is payable by the Company under certain circumstances.
     Stockholder Rights amendment. In connection with the Merger Agreement, on April 24, 2006, the Company entered into an amendment to the Rights Agreement between the Company and Computershare Trust Company, N.A. As a result of the amendment, the preferred stock purchase rights issued under the Rights Agreement will be inapplicable to the Merger, the Merger Agreement, the Voting Agreements and the transactions contemplated by the Merger Agreement and the Voting Agreements. The execution, delivery, consummation or performance of the Merger Agreement, the Voting Agreements and the transactions contemplated thereby will not cause the rights to separate from shares of Company Common Stock or permit the Company’s stockholders to exercise the rights. In addition, the rights will expire immediately upon the effective time of the Merger. (See Note 10 “Stockholder Rights Agreement.”)

FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED
MANUGISTICS GROUP, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(in thousands)

May 31,
2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$90,869
Marketable securities	58,334

Total cash, cash equivalents and marketable securities	149,203

Accounts receivable, net of allowance for doubtful accounts	35,894
Other current assets	10,304

Total current assets	195,401

NON-CURRENT ASSETS:
Property and equipment, net of accumulated depreciation	12,658
Software development costs, net of accumulated amortization	6,984
Goodwill	185,913
Acquired technology, net of accumulated amortization	3,470
Customer relationships, net of accumulated amortization	3,264
Other intangibles and non-current assets, net of accumulated amortization	6,884

Total non-current assets	219,173

Total assets	$414,574

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$8,919
Accrued compensation	3,915
Accrued exit and disposal obligations	5,712
Deferred revenue	43,749
Other current liabilities	11,310

Total current liabilities	73,605

NON-CURRENT LIABILITIES:
Convertible debt	175,500
Accrued exit and disposal obligations	8,250
Long-term debt and capital leases	636
Other non-current liabilities	3,089

Total non-current liabilities	187,475

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value per share, 4,620 shares authorized; none issued or outstanding	0
Common stock, $.002 par value per share; 300,000 shares authorized; 84,124 issued and outstanding	168
Additional paid in capital	781,549
Deferred compensation	(720)
Accumulated other comprehensive income	4,529
Accumulated deficit	(632,032)

Total stockholders’ equity	153,494

Total liabilities and stockholders’ equity	$414,574

See accompanying notes to unaudited interim condensed consolidated financial statements

MANUGISTICS GROUP, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended May 31,
	2006	2005
REVENUES:
Software license	$3,704	$8,391
Support	20,712	21,815
Services	11,808	14,681
Reimbursed expenses	1,296	1,770

Total revenues	37,520	46,657

OPERATING EXPENSES:
Cost of revenue:
Cost of software	2,222	4,468
Amortization of acquired technology	935	1,991

Total cost of software	3,157	6,459

Cost of services and support	14,860	15,388
Cost of reimbursed expenses	1,296	1,770

Total cost of services and support	16,156	17,158

Sales and marketing	9,383	11,208
Product development	5,493	7,498
General and administrative	5,184	5,268
Amortization of intangibles	318	1,663
Exit and disposal activities	110	427

Total operating expenses	39,801	49,681

LOSS FROM OPERATIONS	(2,281)	(3,024)

OTHER EXPENSE, NET	(528)	(1,496)

LOSS BEFORE INCOME TAXES	(2,809)	(4,520)

PROVISION FOR INCOME TAXES	(231)	(396)

NET LOSS	($3,040)	($4,916)

BASIC AND DILUTED LOSS PER SHARE	(0.04)	(0.06)

SHARES USED TO COMPUTE BASIC AND DILUTED LOSS PER SHARE	82,782	82,109

See accompanying notes to unaudited interim condensed consolidated financial statements

MANUGISTICS GROUP, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended May 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,040)	$(4,916)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash stock option compensation	503	0
Depreciation and amortization	4,353	8,139
Amortization of debt issuance costs	210	225
Exit and disposal activities	110	427
Loss on disposal of equipment	60	—
Bad debt expense (recovery)	(160)	155
Other	125	754
Changes in assets and liabilities:
Accounts receivable	5,449	3,780
Other assets	(1,374)	122
Accounts payable	2,857	(702)
Accrued compensation	(2,032)	962
Other liabilities	(1,364)	(3,890)
Accrued exit and disposal obligations	(1,569)	(3,330)
Deferred revenue	3,935	(1,135)

Net cash provided by operating activities	8,063	591

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales (purchases) of marketable securities, net	3,064	(2,300)
Purchases of property and equipment	(290)	(433)
Capitalization and purchases of software	(254)	(1,056)

Net cash provided by (used in) investing activities	2,520	(3,789)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of debt and capital lease obligations and debt issuance costs	(571)	(812)
Proceeds from exercise of stock options and employee stock plan purchases	—	123

Net cash used in financing activities	(571)	(689)

EFFECT OF EXCHANGE RATES ON CASH BALANCES	1,319	(876)

NET CHANGE IN CASH AND CASH EQUIVALENTS	11,331	(4,763)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	79,538	80,342

CASH AND CASH EQUIVALENTS, END OF PERIOD	$90,869	$75,579

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$4,429	$4,460

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCIING ACTIVITIES:
Acquisition of capital leases	$—	$468

See accompanying notes to unaudited interim condensed consolidated financial statements

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
1. Financial Statements of Businesses Acquired
     The unaudited condensed consolidated balance sheet of Manugistics Group, Inc. and Subsidiaries (the “Company”) as of May 31, 2006, together with the unaudited condensed consolidated statements of operations and cash flows for the three months ended May 31, 2006 and 2005 should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto as of February 28, 2006 and 2005, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended February 28, 2006, which are contained elsewhere herein.
     The unaudited condensed consolidated balance sheet as of May 31, 2006, together with the unaudited condensed consolidated statements of operations and cash flows for the three months ended May 31, 2006 and 2005 have been prepared from the internal accounting records of the Company. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included.
2. Contingencies
     Contingencies. The Company is involved from time to time in disputes and other litigation in the ordinary course of business. The Company has established accruals related to such matters that are probable and reasonably estimable. The Company does not believe that the outcome of any pending disputes or litigation will have a material adverse effect on the Company’s business, operating results, financial condition and cash flows. However, the ultimate outcome of these matters, as with dispute resolution and litigation generally, is inherently uncertain, and it is possible that some of these matters may be resolved adversely to the Company. The adverse resolution of any one or more of these matters could have a material adverse effect on the Company’s business, operating results, financial condition and cash flows.
     Indemnification. The Company licenses software to its customers under contracts which the Company refers to as Software License Agreements (“SLA”). Each SLA contains the relevant terms of the contractual arrangement with the customer, and generally includes certain provisions for indemnifying the customer against losses, expenses, and liabilities from damages that may be awarded against the customer in the event the Company’s software is found to infringe upon a patent, copyright, trademark or other proprietary right of a third party. The SLA generally limits the scope and remedies for such indemnification obligations in a variety of industry-standard respects, including but not limited to certain time and geography-based scope limitations and a right to replace an infringing product or modify the product so that it is no longer infringing. If the Company cannot address the infringement by replacing the products or services, or modifying the products or services, the Company is allowed to cancel the software license and return the fees paid by customer. The Company requires its employees to sign a proprietary information and inventions assignment agreement, which assigns the rights in its employees’ development work to the Company.
     To date, the Company has not had to reimburse any of its customers for any losses related to these indemnifications provisions and no material claims are outstanding as of May 31, 2006. For several reasons, including the lack of prior indemnification claims and the lack of a monetary liability limit for certain infringement cases under the SLAs, the Company cannot determine the maximum amount of potential future payments, if any, related to such indemnification provisions. There can be no assurance that potential future payment will not have a material adverse effect on the Company’s operating results, financial condition, or cash flows.
     Product Warranty. The Company generally warrants its software products. The Company provides for the estimated cost of product warranties based on specific warranty claims, provided that it is probable that a liability exists and provided the amount can be reasonably estimated. To date, the Company has not had any material costs associated with these warranties. There was no liability for warranty claims as of May 31, 2006 and 2005, respectively.
3. Tender Offer
     As of May 31, 2006, the Company had $175.5 million of outstanding 5% convertible subordinated notes (“Notes”) that mature on November 1, 2007, all of which were held by third parties unaffiliated with the Company. In June 2006, the Company announced a cash tender offer on the Notes equal to $1,000 for each $1,000 of principal amount outstanding plus accrued but unpaid interest to, but not including, the date of payment. On July 5, 2006, Notes with an aggregate principal amount of $174 million were validly tendered for purchase and not withdrawn, and were paid in connection with the completion of the pending acquisition of the Company by JDA Software Group, Inc.
4. Comprehensive Loss
     Comprehensive income relates primarily to foreign currency translation adjustments and unrealized gains (losses) on investments in marketable securities and long-term investments.

	Three Months Ended	Three Months Ended
	May 31, 2006	May 31, 2005

Net loss	$(3,040)	$(4,916)
Other comprehensive (loss) income, net of tax:
Unrealized gains (losses) on investments	(8)	74
Foreign currency translation adjustments	1,676	(1,356)

Total comprehensive loss	$(1,372)	$(6,198)
5. Stock Options and Stock-Based Compensation
     The Company adopted Statement of Financial Accounting Standard No. 123(R), Share Based Payment (“SFAS No. 123(R)”) effective March 1, 2006 using the “modified prospective” method. Under the “modified prospective” method, share-based compensation expense recognized in our financial statements will now include (i) compensation expense for all share-based payments granted prior to, but not yet vested as of March 1, 2006, based on the grant date fair value estimated under the requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), and (ii) compensation expense for all share-based payments granted subsequent to February 28, 2006 under the requirements of SFAS No. 123(R). Results for prior periods have not been restated.
     Prior to the adoption of SFAS No. 123(R) the Company accounted for share-based compensation in accordance with SFAS No. 123 and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. As permitted under SFAS No. 123, we elected to continue to apply the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and account for share-based compensation using the intrinsic-value method. Under the intrinsic-value method, the Company recognized no share-based compensation expense in its consolidated financial statements for employee stock options and shares issued under employee stock purchase plans. The Company provided pro forma disclosure on a quarterly and annual basis of net income (loss) and net income (loss) per common share for stock option grants and shares issued under employee stock purchase plans as if the fair-value method defined in SFAS No. 123 had been applied.
     The following table presents the effect on reported net income and earnings per share for the three months ended May 31, 2005 as if the Company had accounted for stock options and shares issued under employee stock purchase plans under the fair-value method of accounting. No such disclosures are made for 2006 as all share-based payments have been accounted for under SFAS No. 123(R). Share-based compensation expense for stock option grants under the fair value method was determined using the Black-Scholes pricing model.

Three Months
Ended
May 31, 2005
Net loss, as reported	$(4,916)
Less: stock-based compensation expense determined under the fair-value method, net of tax	(1,042)

Pro forma net loss	$(5,958)

Basic and diluted loss per share, as reported	$(.06)
Basic and diluted loss per share, pro forma	$(.07)
     There were no significant changes to the terms of the Company’s share-based compensation programs during the three months ended May 31, 2006, no stock-based awards were granted or exercised during this period and forfeiture of previously granted awards were not significant. Further, no purchases of stock were made under the Company’s employee stock purchase plan during the three months ended May 31, 2006.
     For purposes of applying SFAS 123R, the fair value of share-based awards granted prior to the effective date continues to be accounted for in accordance with SFAS 123 except that amounts must be recognized in the income statement. The Company recorded $752 of share-based compensation expense in the three months ended May 31, 2006 based on fair values of share-based awards granted in prior periods estimated on their date of grant using the Black-Scholes option pricing model. There were no changes made to previously disclosed assumptions regarding expected dividend yield, expected volatility, risk-free interest rates or expected lives.
     As of May 31, 2006, the Company had 10,902,286 outstanding stock options at a weighted average exercise price of $4.97 and 1,031,471 unvested shares of restricted stock at a weighted average fair value of $2.43.
     Acquisition Effect on Options and Restricted Stock. On July 5, 2006 the Company was acquired by JDA Software Group, Inc. Each outstanding stock option became fully vested and exercisable immediately prior to the effective date of the acquisition and entitled holders to receive an amount in cash equal to $2.50 per share less the exercise price of the option. Each outstanding stock option that had an exercise price of $2.50 per share or more was cancelled at the effective time of the merger. In addition, restrictions on any share of restricted stock lapsed at the effective time of the merger and such shares became fully vested and converted into the right to receive $2.50 per share in cash. Outstanding rights to purchase shares under the Company’s employee stock purchase plan terminated as of June 1, 2006.

PRO FORMA FINANCIAL INFORMATION
     On July 5, 2006, JDA Software Group, Inc. (“JDA” or the Company) completed the acquisition of Manugistics Group, Inc. (“Manugistics”) for an estimated total cost of approximately $247 million which includes the cash purchase price of $211 million plus $12 million in estimated direct costs of the acquisition and $24 million in estimated costs to exit certain activities of Manugistics (the “Merger”). Manugistics is a leading global provider of synchronized supply chain and revenue management solutions that enable customers to achieve improved forecast and inventory accuracy and leverage industry leading pricing and yield management solutions to maximize profits while ensuring optimum supply for constantly changing demand. We believe the combination of the two companies will create a unique competitive position as no other software company is currently able to offer a similar breadth and depth of vertically focused solutions to the demand chain market. In addition, there are back-selling opportunities for Manugistics’ advanced optimization solutions in our existing retail customer base and we believe Manugistics’ supply chain and revenue management solutions will enable us to significantly expand our presence with consumer goods manufacturers and wholesalers.
     Under the terms of the Merger Agreement, each issued and outstanding share of Manugistics’ common stock was converted into the right to receive $2.50 per share in cash (“Merger Consideration”). In addition, immediately prior to the completion of the Merger, Manugistics accelerated and fully vested all of its outstanding stock options and restricted stock awards. Holders of equity awards that were not exercised prior to the completion of the Merger were entitled to receive a cash payout equal to the excess, if any, of the Merger Consideration over the per share exercise price of the equity awards.
     The acquisition will be accounted for as a purchase, and accordingly, the operating results of Manugistics will be included in our consolidated financial statements from the date of acquisition. The purchase price was determined through an arms-length negotiation between the parties, and has been initially allocated to the underlying assets, namely the intellectual property and other intangibles, based on the Company’s estimate of fair values and remaining economic lives. The excess of the purchase price over the fair value of the assets will be recorded as goodwill, and as a result will be subject to the annual impairment tests prescribed by Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangibles. The Company has not finalized its valuation of intangible assets for the initial purchase price allocation.
Debt and Equity Financing Arrangements
     Simultaneous with the Merger, the Company entered into a credit agreement (the “Credit Agreement”) with a consortium of lenders, including Citibank, N.A., Citigroup Global Markets Inc. and UBS Securities LLC, that provides for $175 million in aggregate term loans, $50 million in revolving credit facilities and up to $75 million of incremental term or revolving credit facilities as requested, subject to certain terms and conditions. The term loans mature on July 5, 2013 and are payable in 27 scheduled quarterly installments of $437,500 beginning in September 2006, with a final payment of $163.2 million due at maturity. The Credit Agreement also requires additional mandatory repayments on the term loans of up to 50% of our annual excess cash flow, as defined, beginning with the fiscal year which commences January 1, 2007. Interest is payable quarterly on the term loans at the London Interbank Offered Rate (“LIBOR”) + 2.25%. We have entered into an interest rate swap to fix LIBOR at 5.365% on $140 million, or 80% of the aggregate term loans which is effective through October 5, 2009.
     The revolving credit facilities mature on July 5, 2012 with interest payable quarterly at LIBOR + 2.25%. The interest rate on the revolving credit facilities may be adjusted quarterly beginning January 1, 2007 based on our Leverage Ratio and range from LIBOR + 1.75% to LIBOR + 2.25%. The revolving credit facilities also require that we pay an annual commitment fee of .5%. The annual commitment fee, which is payable quarterly in arrears, may be adjusted quarterly beginning January 1, 2007 based on our Leverage Ratio and ranges from .375% to .5%. The Leverage Ratio is defined as the ratio of (a) consolidated indebtedness less excess cash to (b) consolidated adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and other adjustments as defined in the agreement). The Leverage Ratio will be calculated quarterly on a pro forma basis that includes the four preceding quarters. The initial Leverage Ratio calculation will be as of December 31, 2006 and cannot exceed the following thresholds over the term of the loan: Fiscal 2006 and 2007 – 3.00 to 1.0; Fiscal 2008 – 2.50 to 1.0; Fiscal 2009 – 2.00 to 1.0; Fiscal 2010 through maturity – 1.50 to 1.0.
     The obligations under the Credit Agreement are guaranteed and secured by a lien on substantially all of the assets of the Company and our domestic subsidiaries, including Manugistics, and by a pledge of two-thirds of the shares of certain foreign subsidiaries. The Credit Agreement contains customary events of default that permit the lenders to accelerate payment of the outstanding obligations if not cured within applicable grace periods, including the nonpayment of reimbursement obligations, fees or other amounts, a specified change in control, violation of covenants, or inaccuracy of representations and warranties and provides for automatic acceleration upon the occurrence of bankruptcy and other insolvency events.
     In connection with the Merger, we also issued 50,000 shares of a newly designated series of preferred stock, the Series B Convertible Preferred Stock (the “Series B Preferred Stock”), to funds affiliated with Thoma Cressey Equity Partners (“Thoma Cressey”), a private equity investment firm, for $50 million in cash (the “Equity Financing”). The Series B Preferred Stock is convertible, at any time in whole or in part, into a maximum of 3,603,603 shares of JDA common stock based on an agreed conversion rate of $13.875. The preferred stock is non-dividend paying, however it contains certain pre-emptive rights and liquidation preferences. We have agreed to file a registration statement within a reasonable period after the completion of the Merger that covers the resale of the shares of JDA common stock underlying the Series B Preferred Stock.
     The Series B Preferred Stock includes a scheduled redemption right that allows any holder to demand a redemption of all or any part of their shares after September 6, 2013 at a cash redemption price equal to the greater of (a) a $1,000 per share liquidation value or (b) the fair market value of the common stock that would be issued upon conversion of the Series B Preferred Stock. Pursuant to the guidance in Financial Accounting Standards Board Emerging Issues Task Issue No. D-98 (“EITF D-98”), the Series B Preferred Stock will be classified in the balance sheet between long-term debt and shareholders’ equity. The initial carrying amount of the Series B Preferred Stock will be its fair value at the date of issue.
     The holders of the Series B Preferred Stock are entitled to notice of all stockholder meetings and generally may vote as a single class together with our common stock on all matters submitted to our stockholders for a vote. In addition, the approval of the majority of outstanding Series B shares, voting together as a separate class, is required for certain fundamental transactions, including acquisitions, financings and reorganizations. Holders of Series B Preferred Stock are entitled as a class to elect a director to our Board and have appointed Mr. Orlando Bravo, a Managing Partner with Thoma Cressey, to become a member of our Board of Directors.
     Proceeds from the term loans of approximately $168.4 million, which is net of approximately $6.6 million of loan origination and other administrative fees, together with the companies’ combined cash balances at closing of approximately $275 million and the $50 million investment from Thoma Cressey, were used to fund the cash obligations under the Merger Agreement and related transaction expenses and to retire approximately $174 million of Manugistics’ existing debt consisting of 5% Convertible Subordinated Notes that were scheduled to mature in 2007. Additionally, we utilized the revolving credit facilities to replace approximately $9.6 million of Manugistics’ standby letters of credit.
     The detailed assumptions used to prepare the pro forma combined financial information are contained in the notes to the unaudited combined pro forma financial information. Pro forma adjustments for the acquisition are based upon preliminary estimates, available information and certain assumptions that management of the Company deem appropriate. Final adjustments may differ from the pro forma adjustments presented herein. The unaudited combined pro forma financial information does not purport to represent the results of operations or the financial position of the Company that actually would have resulted had the acquisition occurred as of the dates indicated, nor should it be taken as indicative of the future results of the operations or future financial position of the Company.
     The unaudited combined pro forma financial information should be read in conjunction with the separate historical financial statements and notes thereto reported by the Company in its annual report on Form 10-K for the year ended December 31, 2005 and in its quarterly report on Form 10-Q for the quarter ended June 30, 2006, and the consolidated financial statements of Manugistics as of February 28, 2006 and

2005, and for each of the three years in the period ended February 28, 2006, and the interim condensed consolidated financial statements of Manugistics as of May 31, 2006 and for the three months ended May 31, 2006 and 2005. The Manugistics financial statements referred to above are included elsewhere herein.

JDA SOFTWARE GROUP, INC.
COMBINED PRO FORMA BALANCE SHEET (UNAUDITED)
AS OF JUNE 30, 2006
(in thousands)

	Historical
			Pro Forma
	JDA	Manugistics	Adjustments		Pro Forma
CURRENT ASSETS:
Cash and cash equivalents	$125,859	$90,869	$(165,136)	(1), (3), (4)	$51,592
Marketable securities	4,950	58,334	(11,361)	(1)	51,923

Total cash, cash equivalents & marketable securities	130,809	149,203	(176,497)		103,515

Accounts receivable, net	36,896	35,894	(6,103)	(1)	66,687
Deferred tax asset	4,174				4,174
Prepaid expenses and other current assets	11,774	10,304	5,663	(1), (3)	27,741

Total current assets	183,653	195,401	(176,937)		202,117

NON-CURRENT ASSETS:
Property and equipment, net	41,119	12,658	(7,423)	(1)	46,354
Software development costs, net		6,984	(6,984)	(1)	0
Goodwill	60,531	185,913	(102,867)	(1), (2)	143,577
Other Intangibles, net:					0
Customer lists	22,991	3,264	126,536	(1)	152,791
Acquired software technology	13,336	3,470	21,030	(1)	37,836
Trademarks	2,391		20,700	(1)	23,091
Deferred tax asset	17,039		89,863	(1)	106,902
Other non-current assets		6,884	4,755	(1), (3)	11,639

Total non-current assets	157,407	219,173	145,610		522,190

Total assets	$341,060	$414,574	$(31,327)		$724,307

CURRENT LIABILITIES:
Accounts payable	1,522	8,919	(1,697)	(1)	8,744
Accrued compensation		3,915	(3,915)	(1)	0
Accrued exit and disposal obligations		5,712	(258)	(1), (2)	5,454
Accrued expenses and other current liabilities	19,084		3,773	(1)	22,857
Income tax payable	1,332				1,332
Current portion of long-term debt			1,750	(3)	1,750
Deferred revenue	32,956	43,749	(3,295)	(1)	73,410
Other current liabilities		11,310	4,629	(1), (2)	15,939

Total current liabilities	54,894	73,605	987		129,486

NON-CURRENT LIABILITIES:
Accrued exit and disposal obligations		8,250	6,946	(1), (2)	15,196
Convertible debt		175,500	(173,954)	(3)	1,546
Long-term debt and capital leases		636	173,160	(1), (3)	173,796
Deferred tax liability			65,784	(1)	65,784
Other non-current liabilities		3,089	(756)	(1), (3)	2,333

	0	187,475	71,180		258,655

REDEEMABLE PREFERRED STOCK			50,000	(4)	50,000

STOCKHOLDERS’ EQUITY:
Common stock	304	168	(168)	(1)	304
Additional paid-in capital	259,252	781,549	(781,549)	(1)	259,252
Deferred compensation	(636)	(720)	720	(1)	(636)
Retained earnings (accumulated deficit)	40,534	(632,032)	632,032	(1)	40,534
Accumulated other comprehensive income (loss)	62	4,529	(4,529)	(1)	62

	299,516	153,494	(153,494)		299,516
Less treasury stock	(13,350)				(13,350)

Total stockholders’ equity	286,166	153,494	(153,494)		286,166

Total liabilities and stockholders’ equity	$341,060	$414,574	$(31,327)		$724,307

JDA SOFTWARE GROUP, INC.
COMBINED PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 2005
(in thousands, except per share data)

	Historical
			Pro Forma
	JDA	Manugistics	Adjustments		Pro Forma
REVENUES:
Software licenses	$58,508	$27,480			$85,988
Maintenance services	86,417	86,493			172,910

Product revenues	144,925	113,973	0		258,898

Consulting services	64,901	56,121			121,022
Reimbursed expenses	5,997	6,098			12,095

Service revenues	70,898	62,219	0		133,117

Total revenues	215,823	176,192	0		392,015

COST OF REVENUES:
Cost of software licenses	1,638	14,900	(9,579)	(1)	6,959
Amortization of acquired software technology	5,009	5,678	(3,133)	(2)	7,554
Cost of maintenance services	22,700		11,440	(1), (4)	34,140

Cost of product revenues	29,347	20,578	(1,272)		48,653

Cost of consulting services	50,882	60,846	(19,528)	(1), (4)	92,200
Reimbursed expenses	5,997	6,098			12,095

Cost of service revenues	56,879	66,944	(19,528)		104,295

Total cost of revenues	86,226	87,522	(20,800)		152,948

GROSS PROFIT	129,597	88,670	20,800		239,067

OPERATING EXPENSES:
Product development	44,351	27,517	7,013	(1), (3), (4)	78,881
Sales and marketing	40,386	38,556	(4,496)	(1), (4)	74,446
General and administrative	27,071	19,876	6,090	(1), (4), (7)	53,037
Amortization of intangibles	3,572	5,753	4,232	(2)	13,557
Restructuring charges and adjustments to reserves	2,439		3,299	(1)	5,738
Exit and disposal activities		3,299	(3,299)	(1)	0
Asset impairment		3,733			3,733
Loss on impairment of goodwill	9,713				9,713
Loss on impairment of trademarks	200				200

Total operating expenses	127,732	98,734	12,839		239,305

OPERATING INCOME (LOSS)	1,865	(10,064)	7,961		(238)
Other income (expense), net	2,637	(5,789)	(9,714)	(5), (6)	(12,866)

INCOME (LOSS) BEFORE INCOME TAXES	4,502	(15,853)	(1,753)		(13,104)
Income tax benefit (provision)	2,458	3,610	(1,482)	(8)	4,586

NET INCOME (LOSS)	$6,960	$(12,243)	$(3,235)		$(8,518)

BASIC EARNINGS (LOSS) PER SHARE	$0.24				$(0.30)

DILUTED EARNINGS (LOSS) PER SHARE	$0.24				$(0.30)

SHARES USED TO COMPUTE:
Basic earnings per share	28,825				28,825

Diluted earnings per share	29,290				28,825

See accompanying notes to unaudited combined pro forma financial information

JDA SOFTWARE GROUP, INC.
COMBINED PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2006
(in thousands, except per share data)

	Historical
			Pro Forma
	JDA	Manugistics	Adjustments		Pro Forma
REVENUES:
Software licenses	$17,496	$13,632			$31,128
Maintenance services	43,326	42,536			85,862

Product revenues	60,822	56,168	0		116,990

Consulting services	35,273	24,805			60,078
Reimbursed expenses	3,520	2,509			6,029

Service revenues	38,793	27,314	0		66,107

Total revenues	99,615	83,482	0		183,097

COST OF REVENUES:
Cost of software licenses	762	5,941	(3,889)	(1)	2,814
Amortization of acquired software technology	2,403	1,870	(597)	(2)	3,676
Cost of maintenance services	12,928		5,971	(1), (4)	18,899

Cost of product revenues	16,093	7,811	1,485		25,389

Cost of consulting services	24,769	29,548	(10,273)	(1), (4)	44,044
Reimbursed expenses	3,520	2,509			6,029

Cost of service revenues	28,289	32,057	(10,273)		50,073

Total cost of revenues	44,382	39,868	(8,788)		75,462

GROSS PROFIT	55,233	43,614	8,788		107,635

OPERATING EXPENSES:
Product development	22,003	11,033	2,673	(1), (3), (4)	35,709
Sales and marketing	17,508	19,097	(2,899)	(1), (4)	33,706
General and administrative	13,312	10,565	4,679	(1), (4), (7)	28,556
Amortization of intangibles	1,784	1,084	3,908	(2)	6,776
Restructuring charges and adjustments to reserves	521		421	(1)	942
Exit and disposal activities		421	(421)	(1)	0

Total operating expenses	55,128	42,200	8,361		105,689

OPERATING INCOME (LOSS)	105	1,414	427		1,946
Other income (expense), net	2,224	(1,871)	(6,374)	(5), (6)	(6,021)

INCOME (LOSS) BEFORE INCOME TAXES	2,329	(457)	(5,947)		(4,075)
Income tax provision (benefit)	767	(852)	1,341	(8)	1,426

NET INCOME (LOSS)	$1,562	$395	$(4,606)		$(2,649)

BASIC EARNINGS (LOSS) PER SHARE	$0.05				$(0.09)

DILUTED EARNINGS (LOSS) PER SHARE	$0.05				$(0.09)

SHARES USED TO COMPUTE:
Basic earnings per share	29,139				29,139

Diluted earnings per share	29,661				29,139

See accompanying notes to unaudited combined pro forma financial information

JDA SOFTWARE GROUP, INC.
NOTES TO COMBINED PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
(in thousands)
Unaudited Combined Pro Forma Balance Sheet
     The following explanations describe the assumptions used in determining the pro forma adjustments necessary to present the pro forma combined balance sheet of the Company as of June 30, 2006. The unaudited combined pro forma balance sheet combines the Company’s historical balance sheet as of June 30, 2006 with Manugistics’ historical balance sheet as of May 31, 2006. We have used Manugistics’ operating results and accounting records through June 30, 2006 to adjust the May 31, 2006 balance sheet and develop the purchase accounting for the opening balance sheet. Although the acquisition occurred on July 5, 2006, the Company believes it is appropriate to base the purchase accounting on Manugistics’ June 30, 2006 balances as the first two days of July 2006 were weekend days, July 4, 2006 was a holiday and Manugistics’ operating activity on July 3, 2006 is not significant.
1.	Entry adjusts Manugistics’ May 31, 2006 balance sheet and records the initial purchase accounting for the opening balance sheet.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Fair value of current assets acquired	$197,286
Fair value of fixed assets acquired	5,235
Goodwill	83,046
Customer lists	129,800
Software technology	24,500
Trademarks	20,700
Fair value of deferred tax assets acquired	89,863
Fair value of other non-current assets acquired	6,621

557,051
Fair value of deferred revenue acquired	(40,454)
Fair value of other current liabilities assumed	(23,399)
Fair value of convertible debt assumed	(175,500)
Fair value of deferred tax liabilities assumed	(65,784)
Fair value of other non-current liabilities assumed	(4,450)

Total estimated cost of Manugistics	247,464
Reserves for direct costs related to the acquisition	(24,186)

Total cash expended to acquire Manugistics	$223,278

2.	Entry records acquisition reserves for the costs to exit certain activities of Manugistics pursuant to EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, and for the direct costs of the business combination pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations as follows:

	Current	Non-Current	Total
Office closures, lease terminations and sublease costs	$5,454	$15,196	$20,650

Accrued exit and disposal obligations	5,454	15,196	20,650

Employee severance and termination benefits	2,299	—	2,299
Other costs to exist the activities of Manugistics	539	—	539
Direct costs of the acquisition	12,634	—	12,634

Other current liabilities	15,472	—	15,472

Total acquisition reserves	$20,926	$15,196	$36,122

3.	Entry records $175 million in term loan borrowings under the Credit Agreement entered into simultaneous with the Merger and the retirement of approximately $174 million of Manugistics’ existing debt consisting of 5% convertible subordinated notes plus $1.5 million of related accrued interest.

4.	Entry records the issuance of 50,000 shares of Series B Preferred Stock to Thoma Cressey.
Unaudited Combined Pro Forma Statements of Operations
     The following explanations describe the assumptions used in determining the pro forma adjustments necessary to present pro forma combined statements of operations of the Company for the year ended December 31, 2005 and the six months ended June 30, 2006.
     The unaudited combined pro forma statement of operations for the year ended December 31, 2005 combines the Company’s historical statement of operations for the year ended December 31, 2005 with the Manugistics’ historical statement of operations for their fiscal year ended February 28, 2006, giving effect to the acquisition as if it had occurred as of January 1, 2005. The unaudited combined pro forma statement of operations for the six months ended June 30, 2006 combines the Company’s historical statement of income for the six months ended June 30, 2006 with Manugistics’ historical statement of operations for the three months ended February 28, 2006 (i.e., Manugistics’ fourth quarter of fiscal 2006) and Manugistics’ historical statement of operations for the three months ended May 31, 2006, giving effect to the acquisition as if it had occurred as of January 1, 2006.
1.	Entry records a reclassification of the costs and expenses reported in Manugistics’ historical financial statements to conform to the JDA Software Group, Inc. presentation as follows:

		Six Months
	Year Ended	Ended
	12-31-05	6-30-06
Cost of software licenses	$(9,579)	$(3,889)
Cost of maintenance services	11,671	6,054
Cost of consulting services	(18,052)	(9,603)
Product development	15,818	6,485
Sales and marketing	(4,038)	(2,734)
General and administrative	4,180	3,687
Restructuring charges and adjustments to reserves	3,299	421
Exit and disposal activities	(3,299)	(421)

	$—	$—

2.	Entry records the increase (decrease) in amortization expense arising from the purchase accounting adjustments as follows:

			Six Months
	Amortization	Year Ended	Ended
	Period	12-31-05	6-30-06
Acquired software technology	8 to 10 Years	$2,545	$1,273
Less amounts recorded in the historical financial statements of Manugistics		(5,678)	(1,870)

		$(3,133)	$(597)

Customer Lists	13 Years	$9,985	$4,992
Trademarks	Indefinite life	—	—

		9,985	4,992
Less amounts recorded in the historical financial statements of Manugistics		(5,753)	(1,084)

		$4,232	$3,908

3.	Entry records the decrease in amortization of capitalized software development costs arising from the purchase accounting adjustments as follows:

		Six Months
	Year Ended	Ended
	12-31-05	6-30-06
Amortization of capitalized software development costs recorded in the historical financial statements of Manugistics	$9,579	$3,894
Less capitalization of software development costs recorded in the historical financial statements of Manugistics	(3,500)	(1,298)

	$6,079	$2,596

4.	Entry records the decrease in depreciation expense arising from the purchase accounting adjustments. The historical column reflects the depreciation expense recorded in Manugistics’ historical financial statements, reclassified to conform to the JDA Software Group, Inc. presentation:

	Year Ended 12-31-05
	Historical	Revised	Change
Cost of maintenance services	$352	$121	$	(231)
Cost of consulting services	1,990	514		(1,476)
Product development	3,425	699		(2,726)
Sales & marketing	638	180		(458)
General & administrative	455	169		(286)

	$6,860	$1,683		$(5,177)

	Six Months Ended 6-30-06
	Historical	Revised	Change
Cost of maintenance services	$144	$61	$(83)
Cost of consulting services	927	257	(670)
Product development	1,565	349	(1,216)
Sales & marketing	255	90	(165)
General & administrative	190	84	(106)

	$3,081	$841	$(2,240)

5.	Entry records the decrease in interest income on invested cash balances to effect the Merger as of January 1, 2005 and 2006, respectively.

		Six Months
	Year Ended	Ended
	12-31-05	6-30-06
JDA — historical interest income	$2,750	$2,104
Manugistics — historical interest income	3,963	2,753

	6,713	4,857

Less interest income on minimum required cash balances of $50 million, calculated at an estimated interest rate of 3%	(1,500)	(750)

	$5,213	$4,107

6.	Entry records the increase in interest expense to effect the Merger as of January 1, 2005 and 2006 resulting from the retirement of Manugistics’ 5% Convertible Subordinated Notes and the elimination of related interest, less the interest expense on new borrowings under the Credit Agreement as follows:

	Six Months
	Year Ended	Ended
	12-31-05	6-30-06
Interest on new borrowings under the Credit Agreement, calculated at an estimated interest rate of 7.615%	$13,276	$6,655

Less interest expense recorded in Manugistics’ historical financial statements for the 5% convertible subordinated notes	(8,775)	(4,388)

	$4,501	$2,267

7.	Entry records amortization of the loan origination and other administrative fees on the Credit Agreement which are being amortized over the expected term of the loan as follows:

		Six Months
	Year Ended	Ended
Monthly Amortization	12-31-05	6-30-06
$183	$2,196	$1,098
8.	Entry records the income tax effect on Manugistics’ net income (loss) and the purchase accounting adjustments at an estimated effective rate of 35% for the year ended December 31, 2005 and the six months ended June 30, 2006.